UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

2019

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road, Building A, Cranbury, NJ 08512

April 8, 2019

Dear Fellow Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (“Meeting”) of Innophos Holdings, Inc. The Meeting is scheduled to be held at 9:00 AM EDT on May 14, 2019 at the Crowne Plaza Hotel located at 900 Scudders Mill Road, Plainsboro Township, NJ 08536.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the Meeting.

Please note we are requiring identification as a stockholder to attend the Meeting. For more information on this matter, kindly refer to the accompanying Notice of Annual Meeting of Stockholders.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend the Meeting, please sign, date and return your enclosed proxy card(s), or vote over the telephone or internet in accordance with the instructions on the proxy card, as soon as possible so that your shares can be represented and voted at the Meeting according to your instructions. If your shares are registered in the name of a broker/bank/trustee/nominee, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares. You can revoke your proxy any time before the Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

Your vote is extremely important. Whether or not you intend to attend the Meeting, please vote your shares.

I look forward to seeing you at the Meeting.

Sincerely,

/s/ Kim Ann Mink
Kim Ann Mink Chairman, President and Chief Executive Officer

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road, Building A, Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the 2019 Annual Meeting of Stockholders (the “Meeting”) of Innophos Holdings, Inc., a Delaware corporation (“Innophos”), will take place as follows:

Date:	May 14, 2019
Time:	9:00 AM EDT

Place:	Crowne Plaza Hotel, 900 Scudders Mill Road, Plainsboro Township, NJ 08536

Purposes:	1. Election of eight members of the Board of Directors for terms extending until the 2020 annual meeting;

2. Ratification of the selection of PricewaterhouseCoopers LLP as Innophos’ independent registered public accounting firm for 2019;

3. Proposal for advisory vote on approval of the compensation of Innophos’ Named Executives (as set forth in the Proxy Statement); and

4. Such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

Who Can Vote:	Stockholders of record at the close of business on March 19, 2019. Proxy materials are being mailed to such stockholders on or about April 10, 2019.

How to Vote:	If you are the record holder of your shares, you may vote your shares by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope, or you can vote over the telephone or the internet as described on the enclosed proxy card. If your shares are registered in the name of a broker/bank/trustee/nominee, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Who May Attend:	Only persons with evidence of stock ownership noted below, or who are invited guests of Innophos, may attend and be admitted to the Meeting. We may require photographic identification (e.g. driver’s license with photograph or passport) for verification of your identity.

•   If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the Meeting, please contact Innophos’ Investor Relations Department at (609) 366-1299 and request an admission pass.

•   If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the Meeting.

Dated: April 8, 2019	By Order of the Board of Directors,

/s/ Joshua Horenstein
Joshua Horenstein
Senior Vice President, Chief Legal Officer and Corporate Secretary

2019 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders (“Annual Report”) of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April 10, 2019 to the Company’s stockholders of record on March 19, 2019. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Company common stock at the Company’s 2019 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on May 14, 2019.

The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving each member of the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Who constitutes the Proxy Committee?

The Proxy Committee consists of three Company employees, Messrs. Mark Feuerbach, Joshua Horenstein and Michael Lestino, each appointed by the Board and named on the proxy card to vote shares at the Meeting as instructed by stockholders.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker, trust, bank or other nominee (that is, in “street name”), you will receive, together with this Proxy Statement and Annual Report (or a notice how to access such materials), your voting information, such as a request for instructions, from your broker, trust, bank or other nominee, and you will return your voting instructions as directed by your broker, trust, bank or other nominee. If you hold shares in more than one form, you must vote separately for each notice, proxy card and/or voting instruction card you receive that has a unique control number to ensure that all shares you own are voted. It is not necessary to send more than one proxy card or voting instruction card for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of common stock of the Company at the close of business on our record date of March 19, 2019.

How many shares of common stock may vote at the Meeting?

As of March 19, 2019, there were 19,612,163 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. The Company’s one class of common stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with EQ Shareowner Services, our transfer agent for our common stock, you are a “stockholder of record.”

If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, the broker, bank, trust or other nominee is the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a stockholder of record, you have several choices to vote your shares. You can vote your shares:

•	by attending the Meeting and voting your shares in person;

•	by mailing in the enclosed proxy card;

•	over the telephone; or

•	via the internet.

To vote by telephone or over the internet, please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in street name, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares; please follow those instructions to vote your shares held in street name.

Can I vote my shares in person at the Meeting?

Yes. But, if you hold your shares in street name, you must obtain a proxy from your broker, banker, trustee or nominee giving you the right to vote the shares at the Meeting.

What will stockholders be voting on at the Meeting?

1. To elect our directors for terms extending until the 2020 annual meeting;

2. To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2019;

3. To approve, on a non-binding advisory basis, the compensation of our Named Executives (as described in this Proxy Statement under “Executive Compensation”); and

4. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

Why are you being asked to ratify the selection of PricewaterhouseCoopers LLP?

Although stockholder approval of our Audit Committee’s selection of PwC as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of PwC, but will not be required to take any action. We expect representatives of PwC to be present at the Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the eight nominees to serve as directors.

Proposal 2 –	FOR the approval of PwC as the Company’s independent registered public accounting firm for 2019.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of or against the election of the nominees as directors, or you may elect to abstain from voting your shares.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 3 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your proxy card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the eight nominees to serve as directors.

Proposal 2 –	FOR the approval of PwC as the Company’s independent registered public accounting firm for 2019.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

If any other matters are properly presented at the Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Can I change my vote after I have mailed in my proxy card?

Yes, you may revoke your proxy by doing one of the following:

•

by sending a written notice of revocation to the Secretary of the Company at the Company’s principal executive offices located at 259 Prospect Plains Road, Building A, Cranbury, NJ 08512, that is received prior to the Meeting and stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included on the proxy card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your proxy card).

If you hold your shares in street name, you should follow the instructions provided by your broker/bank/trustee/nominee to change your vote.

What vote is required to approve each proposal?

Proposal 1 –	As this election is an uncontested director election, director nominees are elected by a majority of the votes cast, meaning that each director nominee must receive a greater number of shares voted “for” such director than shares voted “against” such director. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board.

Proposal 2 –	Requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting to be adopted.

Proposal 3 –	Requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum, either present or represented by proxy, is necessary to transact business at the Meeting.

How are abstentions and broker non-votes treated?

Brokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in “street name” for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of PwC as our independent registered public accounting firm for 2019; however, they will not have this discretionary authority with respect to non-routine matters, including the election of directors and the approval of the compensation of the Named Executives. With respect to non-routine matters, if street name holders do not provide voting instructions, these are called “broker non-votes.” Both broker non-votes and abstentions are counted as present for the purpose of determining the presence of a quorum. Broker non-votes will have no effect on calculating the requisite approval levels in Proposals 1 or 3 (because they are not entitled to vote on these matters). Abstentions will have no effect on Proposal 1, as only votes cast “for” or “against” a nominee will affect the outcome of the election of a director in an uncontested election such as is taking place at the Meeting. Abstentions will have the same effect as a vote against Proposals 2 and 3 (because an abstention represents a share entitled to vote). We encourage you to provide voting instructions to the organization that holds your shares.

Who will count the votes?

The votes will be counted by inspectors of election, persons required by Delaware law to oversee voting at a stockholders’ meeting. The inspectors will be present at the Meeting and will report the voting results. We expect that one or more representatives from EQ Shareowner Services, our transfer agent, will serve as inspectors of election.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock. In addition, the Company has retained MacKenzie Partners, Inc., or MacKenzie, to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock. For these services, the Company has agreed to pay MacKenzie a fee of $7,500, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie, a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact; those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the Meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the Proxy Committee will vote on them using their best judgment. Your signed proxy card gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the Meeting must have been received by our Corporate Secretary no sooner than February 14, 2019 and no later than March 16, 2019, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those proposals noted on the enclosed proxy card.

When must stockholder proposals be submitted for the 2020 annual meeting?

Stockholder proposals submitted for inclusion in our 2020 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on December 12, 2019. Our by-laws describe the procedures that must be used in order for proposals to be brought before an annual meeting by stockholders. Stockholder proposals that are not intended to be included in the proxy statement must be received not less than 60 days nor more than 90 days from the anniversary date of this year’s meeting, unless we announce the meeting date less than 70 days before the meeting, in which case proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws.

What is the deadline to nominate an individual for election as a director at the 2020 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2020 annual meeting, a stockholder must send a notice of intention to nominate to the Corporate Secretary, which must be received no sooner than February 14, 2020 and no later than March 15, 2020. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee as specified in our bylaws, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the United States Securities and Exchange Commission (the “SEC”) within four business days following the Meeting.

What is “householding” and how does it affect me?

Some brokers, banks and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such documents to you if call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

If you have any further questions about voting your shares or attending the Meeting, please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

The Proposals

Proposal 1—Election of Directors

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. Our Board currently consists of eight directors whose terms will expire at the Meeting. Our current directors are: Kim Ann Mink; Gary Cappeline; Jane Hilk; Linda Myrick; Karen Osar; John Steitz; Peter Thomas; and Robert Zatta. Each of the current members of our Board will stand for re-election at the Meeting. Biographical information concerning each nominee for election as director is set forth in the section of this Proxy Statement entitled “Directors and Corporate Governance.”

As this election is an uncontested director election, director nominees are elected by a majority vote of the shares cast, meaning that each director nominee must receive a greater number of shares voted “for” such director than shares voted “against” such director. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board.

Our Board unanimously recommends a vote “FOR” each of the Board’s eight director nominees presented in Proposal 1.

Proposal 2—Approval of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm

PwC has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the years 2018 and 2017, PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements and tax services. PwC has also reviewed quarterly reports and other filings with the SEC. For additional information regarding the Company’s relationship with PwC, please refer to “Information Regarding the Independence of the Independent Registered Public Accounting Firm” and “Audit Committee Report” appearing elsewhere in this Proxy Statement.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report” appearing elsewhere in this Proxy Statement, the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2019. The stockholders are being asked to approve that selection.

Our Board unanimously recommends a vote “FOR” the approval of the selection of PwC as our independent registered public accounting firm for 2019.

Proposal 3—Advisory Vote on Executive Compensation

We are providing stockholders the opportunity to cast an advisory, non-binding vote, popularly known as a “say on pay,” regarding the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance SEC rules. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, which amended the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires a “say on pay” vote and another periodic advisory vote on the “frequency of say on pay.” At our 2017 annual meeting, a majority of votes cast on the frequency issue favored holding advisory votes regarding “say on pay” annually, a practice which has been adopted by the Board.

This proposal consists of the following non-binding resolution to be presented to the Meeting:

RESOLVED, that the stockholders of Innophos Holdings, Inc. (the “Company”) hereby approve the compensation paid to the Company’s Named Executives, as disclosed pursuant to SEC rules under “Executive Compensation,” including the Compensation Discussion and Analysis and any related material disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting.

Although this vote is not binding on the Company or the Board and will not change their fiduciary duties, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices that the Compensation Committee intends to consider when determining executive compensation for the future. You should read the Compensation Discussion and Analysis, which discusses how our executive compensation policies and programs implement our compensation philosophy, and the compensation tables in the Executive Compensation section in this Proxy Statement. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this Proxy Statement that set compensation.

Our Board unanimously recommends a vote “FOR” the advisory vote approving the compensation of the Named Executives.

Directors and Corporate Governance

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Board Composition and Meetings

All of our current directors are serving terms that will expire at the Meeting. The following table presents biographical information regarding each of our current directors, each of whom has been nominated for re-election at the Meeting and has agreed to serve if re-elected.

Kim Ann Mink	Age:	59
	Director Since:	2016
	Current Committees:	None
	Biography and Other Directorships:	Dr. Kim Ann Mink has been the Chief Executive Officer and President of Innophos since December 2015, a director of Innophos since January 2016 and Chairman of the Board since February 2017. Prior to joining Innophos, she served as Business President of Elastomers, Electrical and Telecommunications at The Dow Chemical Company, or Dow Chemical, from September 2012 to December 2015. Dr. Mink joined Dow Chemical in April 2009 as Global General Manager, Performance Materials and President and Chief Executive Officer of ANGUS Chemical Co. (then a fully owned subsidiary of Dow Chemical). Prior to joining Dow Chemical, Dr. Mink was Corporate Vice President and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully owned subsidiary of Dow Chemical), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities. From September 2012 to December 2015, Dr. Mink served as a member of the Board of Advisors of Catalyst Inc. From November 2012 to December 2016, she served as a member of the National Board of Trustees of the ALS Association. In addition, in 2014, Dr. Mink was named to STEMconnector’s 100 Diverse Corporate Leaders in STEM. Since March 2017, Dr. Mink has served as a director and member of the Environmental, Health and safety Committee of PolyOne Corporation, a publicly-traded global provider of specialized polymer materials, services and solutions. Since July 2018, Dr. Mink has served as a director and member of the Audit Committee, Finance Committee and Health, Safety, Environmental and Security Committee of Eastman Chemical Company, a publicly-traded global specialty chemical company. In 2017 and 2018, Dr. Mink was recognized as one of the Top 25 Most Influential Women of the Mid-Market by CEO Connection. Dr. Mink received her B.A. in Chemistry from Hamilton College and a Ph.D. in Analytical Chemistry from Duke University. She is a graduate of the Wharton School of Business Management Program.

Gary Cappeline	Age:	69
	Director Since:	2007
	Current Committees:	Nominating & Corporate Governance Committee (Chair) and Compensation Committee
	Biography and Other Directorships:	Gary Cappeline served as an Operating Partner of AEA Investors LLC, a private equity investment fund, from 2007 through 2018. Before joining AEA, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemicals company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Engelhard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Barnet, Inc. (a distributor of cosmetic ingredients), Evoqua Water Technologies (a manufacturer of water purification equipment) and Swanson Industries (as chairman) (a mining equipment repair business). He previously served as: a board and executive committee member of the American Chemistry Council (a chemical industry trade association); a director of Unifrax Corporation (a manufacturer of high temperature insulation products); chairman and a director of Houghton International Inc. (a manufacturer of metal working fluids); a director of Shoes for Crews, LLC (a manufacturer of slip resistant footwear); a director of RelaDyne Inc. (a distributor of lubricants and fuels); and a director of Tampico Beverages Inc. (a manufacturer of fruit drinks). Mr. Cappeline earned BS and MS degrees in chemical engineering from the City College of New York.

Jane Hilk	Age:	58
	Director Since:	2018
	Current Committees:	None
	Biography and Other Directorships:	Jane Hilk served as Executive Vice President and President of Kraft Foods, a publicly-traded food marketer and manufacturer, from March 2013 to August 2015 and additionally as Chief Marketing Officer from January 2015 to August 2015. Previously, she served in multiple roles at Kraft, including Senior Vice President of Kraft Foods’ Oscar Mayer business unit (2008-2013), Vice President, Marketing, Cheese and Dairy business unit (2006-2008), and Vice President, Global Relationship Marketing (2004-2005). Ms. Hilk joined Kraft Foods in 1991 as Market Research Analyst, Frozen business unit. Prior to joining Kraft Foods, from 1987 to 1991, Ms. Hilk held various positions at the MARC Group, a global market research company. Ms. Hilk currently serves on the Board of Directors for Kar’s Nuts, a privately held snack foods company. Ms. Hilk earned her B.S. degree from the University of Illinois, Champaign-Urbana and her MBA from DePaul University, Chicago.

Linda Myrick	Age:	63
	Director Since:	2006
	Current Committees:	Nominating & Corporate Governance Committee and Compensation Committee

	Biography and Other Directorships:	Linda Myrick is General Manager for the Oxygenates & Derivatives business of Arkema, Inc., a diversified chemicals manufacturer, a position she has held since October 2017. Previously, she was Program Director for Research & Development for American Air Liquide, Inc., a global gases and services company, a position she held from January 2013 to October 2017. Prior to that, she was Group Manager for Research & Development for Air Liquide Santé International in Paris, France, and Vice President & General Manager for Scott Specialty Gases, Inc., which was acquired by Air Liquide in 2007. Before joining Scott in 2004, she served as an independent member of the Board of Directors of Berwind Pharmaceutical Services, Inc., a privately-held pharmaceutical company. From 2001 to 2003, she held various executive management positions with Rhodia, Inc., including Vice President & General Manager, North America for Home, Personal Care & Industrial Ingredients, and Vice President & General Manager, North America for Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held a number of positions in marketing, strategic planning and business management with FMC Corporation. Ms. Myrick earned a BS in Chemical Engineering from the University of Delaware and an MBA from the Wharton Graduate School of the University of Pennsylvania.

Karen Osar	Age:	69
	Director Since:	2007
	Current Committees:	Audit Committee and Nominating & Corporate Governance Committee
	Biography and Other Directorships:	Karen Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation, a specialty chemicals manufacturer, from 2004 to 2007. From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers. She also held the position of Vice
		President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999. Previously she served as Managing Director, Investment Banking, at JP Morgan and Company. Ms. Osar currently serves as a director and chair of the audit committee of Webster Financial Corporation, a publicly-traded bank holding company, and SAPPI Ltd., a leading global producer of paper and chemical cellulose based in Johannesburg, South Africa. Ms. Osar received a BA in Latin American Studies from Smith College and an MBA in Finance from Columbia University.

John Steitz	Age:	60
	Director Since:	2009
	Current Committees:	Compensation Committee (Chair) and Audit Committee

	Biography and Other Directorships:	John Steitz has been the President and Chief Executive Officer of Tredegar Corporation, a publicly-traded manufacturer of plastic films and aluminum extrusions, since March 2019. He has been a director of Tredegar Corporation since February 2017. From March 2015 to January 2019, Mr. Steitz served as the Chief Executive Officer of Addivant Corporation, a global supplier of antioxidants, intermediates, inhibitors, modifiers, UV stabilizers and other additives to the plastic and rubber industries. Before joining Addivant, Mr. Steitz served as President and Chief Operating Officer of PQ Corporation, a worldwide producer of specialty inorganic performance chemicals and catalysts, from October 2013 until March 2015, and President and Chief Executive Officer of Avantor Performance Materials, a global supplier of life sciences materials, from September 2012 to September 2013. Previously, he served in a variety of positions of increasing responsibility with Albemarle Corporation, a global specialty chemicals company, from 2000 through August 2012, including President and Chief Operating Officer. Before joining Albemarle, Mr. Steitz spent twenty years at Mallinckrodt, Inc., a global pharmaceutical company, holding a variety of positions of increasing responsibility, including Vice President and General Manager of Mallinckrodt’s pharmaceutical chemicals division. Mr. Steitz holds a BS degree in Chemical Engineering from the University of Missouri and an MBA from the Southern Illinois University.

Peter Thomas	Age:	63
	Director Since:	2016
	Current Committees:	Audit Committee and Nominating & Corporate Governance Committee
	Biography and Other Directorships:	Peter Thomas is currently our Lead Independent Director. Mr. Thomas has served as the President and Chief Executive Officer and a director of Ferro Corporation, a publicly-traded producer of specialty materials, since April 2013. Previously, he served as interim President and Chief Executive Officer of Ferro Corporation beginning in November 2012. Mr. Thomas was elected Chairman of the Board of Directors of Ferro Corporation in April 2014. Prior to his appointment as interim President and Chief Executive Officer of Ferro Corporation, Mr. Thomas served as the Operating Vice President of Ferro Corporation’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro Corporation in 2000 as Director of Sales for Polymer Additives. Prior to joining Ferro Corporation, from 1991 to 1999, Mr. Thomas held various positions at Witco Corporation, a specialty chemical company, including Vice President of the Oleochemical-Derivatives business unit, Vice President of Sales and Global Market Director. Mr. Thomas earned his BS in Chemistry from Duquesne University and his MBA from Loyola University.

Robert Zatta	Age:	69
	Director Since:	2016
	Current Committees:	Audit Committee (Chair) and Compensation Committee
	Biography and Other Directorships:	Robert Zatta served as the Chief Financial Officer of Rockwood Holdings, Inc., a publicly-traded specialty chemicals company, from March 2001 until January 2015, when Rockwood Holdings, Inc. was acquired by Albemarle Corporation. From July 2014 until January 2015, he also served as the Acting Chief Executive Officer of Rockwood Holdings, Inc. Prior to joining Rockwood, he spent twelve years with the Campbell Soup Company, where he held several significant financial management positions, including his final position as Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc. Since March 2017, Mr. Zatta has served as a director of Nexeo Solutions, Inc., a publicly-traded global chemicals and plastics distributor. From December 2015 to September 2017, Mr. Zatta served on the Board of Trustees and Chairman of the Audit and Risk Management Committee of Merrimack College. Since December 2017, Mr. Zatta has served on the Advisory Board of the Silberman College of Business-Fairleigh Dickinson University. Mr. Zatta has a BS in Business Administration from Merrimack College and an MBA in Finance from Fairleigh Dickinson University.

Certain of our directors are also officers and/or directors of certain subsidiaries of Innophos Holdings, Inc. There are no family relationships among any of our directors or executive officers.

Among the factors considered by the Nominating & Corporate Governance Committee in recommending, and the Board in nominating, the above candidates for re-election at the Meeting were the following:

Nominee	Material Factors Considered

Dr. Mink	Her extensive background and experience as an executive in the specialty chemical industry, and her role as chief executive officer of the Company overseeing its business and developing its growth initiatives.

Mr. Cappeline	His business background and senior responsibilities as an executive in the chemical industry and merchant/investment banking field, as well as his leadership of a standing Board committee and his prior role as the Lead Independent Director from 2007 to April 2018.

Ms. Hilk	Her extensive experience in the food industry, including her experience as an executive with a publicly-traded company.

Ms. Myrick	Her experience in the immediate predecessor business to the Company, participation in the Board from 2006 as its first independent director, and managerial expertise in the global chemical industry, research and development, marketing and general management.

Nominee	Material Factors Considered

Ms. Osar	Her extensive experience and leadership positions in diverse major manufacturing and chemical companies, including expertise in banking, finance, treasury and prior service as a chief financial officer.

Mr. Steitz	His extensive experience and senior leadership positions in the specialty chemical industry with particular emphasis and strength in operations, and his leadership as chair of a standing Board committee.

Mr. Thomas	His executive and board experience with publicly-traded specialty material companies, including his chief executive experience and related operations experience, as well as his service as Lead Independent Director since April 2018.

Mr. Zatta	His executive experience with a publicly-traded specialty chemicals company, his extensive financial and accounting experience, his leadership as chair of a standing Board committee and qualification as a financial committee expert for Audit Committee purposes.

Each of our directors, other than Kim Ann Mink, is independent under NASDAQ Stock Market Rules and SEC rules with respect to their service on our Board and the respective committees on which they serve.

During 2018, the Board had a total of seven meetings, the Audit Committee had a total of six meetings, the Compensation Committee had a total of five meetings and the Nominating & Corporate Governance Committee had a total of four meetings. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This responsibility includes not only attending Board and committee meetings, but stockholders’ meetings as well. All current directors who were directors at the time attended the 2018 annual meeting of stockholders.

Board Leadership Structure

The Board is dedicated to the principle that independent directors must play a determinative role in the overall governance of the Company, including an active role in the leadership structure of the Board and its committees.

Since February 2017, Dr. Mink has served as the Chairman of the Board. Other than Dr. Mink, all directors now serving on the Board are independent directors. To follow sound governance practices consistent with its principles and provide leadership and coordination among the independent majority of directors, in 2007, the Board created the office of “Lead Independent Director,” or LID, and formalized that determination in the corporate structure by amending the Company’s by-laws. Under the Company’s by-laws, whenever the Board elects a chairman who is not also an independent director under the regulatory standards then applicable to the Company, it must also elect from among the independent directors a LID. Apart from being a distinct corporate office recognized under the by-laws, the LID position is separately compensated from other directors in recognition of its importance and additional responsibilities.

The LID is to preside at all meetings of the stockholders and the Board in the absence of the chairman, to act as chair for meetings of the independent directors, and to have the duties prescribed by the by-laws and the Board. The Board has specified major roles for the LID that centrally involve that director in coordinating the independent director activities of the Board.

Peter Thomas, an independent director, has served as the LID since April 2018. Mr. Thomas currently serves on the Audit Committee and the Nominating & Corporate Governance Committee.

Since the creation of the office of the LID, the Board has reviewed from time to time the governance issues and principles relating to the combination or separation of the offices of chief executive and chairman. The Board has concluded that the interests of the Company and its stockholders are currently best served by combining the offices of chief executive officer and chairman and maintaining the office of the LID and electing a qualified candidate to that office. Among factors that support that conclusion are the following: (i) the Board believes the existing combined structure and incumbent personnel involved would continue to work well for the benefit of the Company; (ii) there is no convincing evidence that the Company’s financial performance or other aspects of its business would be improved by splitting the roles; (iii) there is a concern that dividing the roles could weaken its ability to develop and implement critical strategies; (iv) as a matter of good governance, the Company already implements alternative measures to strengthen Board independence and oversight (for example, Board expansions, other than the addition of our current Chief Executive Officer, have been solely with independent directors, Board committees are all being chaired by independent directors, and at Board and committee meetings, time is allocated for independent directors to meet in executive session without management personnel present); and (v) potential benefits of splitting the roles can be achieved in other meaningful ways such as by using the LID function concentrated in one independent director who could work in tandem with a non-independent chairman.

The Board retains the right at any time to review the issues of separation or combination of the Board leadership and management leadership and the discretion and power to make changes in that regard should it conclude circumstances warrant them.

Board Effectiveness Review

As the Company continues its transformation pursuant to its Vision 2022 growth plan, in 2017-2018, the Board engaged outside consultants, led by the Nominating and Corporate Governance Committee, and conducted a board effectiveness review as outlined below.

Component	Description

Director Questionnaires	Tailored questionnaires were developed for the directors with confidential responses provided directly by the outside consultants.

Interviews	Confidential, in-depth, and candid candidate interviews were conducted by the outside consultants with each of the directors and key members of the senior management team.

Corporate Governance Review	A review was conducted of our corporate governance documents, current literature, and recent developments and trends indicated by corporate governance organizations and institutional investors.

As a result of the effectiveness review, the Board implemented several changes in March—April 2018, including:

•	Adopting a policy whereby no Board member may serve as the LID or chair a Board committee for a period of greater than five years.

•	Implementing the following immediate Board leadership role changes:

•	Peter Thomas was appointed as new LID and a member of the Nominating and Corporate Governance Committee.

•	Gary Cappeline was appointed as the new Chair of the Nominating and Corporate Governance Committee.

•	Streamlining the committee structure.

•

Developing and implementing a Board succession plan, including a composition matrix to complement current skills and capabilities with identified future needs, investing in director development and education, and enhancing the annual Board assessment against strategic goals.

The Company undertakes a self-assessment effectiveness review each year and intends to do so in 2019.

The Board’s Role in Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including strategic risks, operational risks, financial risks, risks relating to general economic conditions and their effect on its industry, geo-political risks and risks relating to regulatory and legal compliance. The Company regularly discloses in its public filings material risks to its business and the steps it takes to identify and attempt to prevent or mitigate them.

One of the responsibilities of the Board is oversight of the Company’s risk management activities. In meeting that responsibility, the Board ensures that processes are in place to identify and evaluate the major risks faced by the Company and oversees and monitors the design and implementation of guidelines and programs to manage the Company’s response to those risks. The Board discharges its oversight function through a combination of its own efforts, those of its standing committees and the senior management structure of the Company. Senior executives manage material risks on a day-to-day basis and assist in managing risk in liaison with the Board and Board committees. The Company has an Enterprise Risk Management Policy, or ERMP, providing an overall methodology for dealing with various types of risk.

According to the ERMP, the accountabilities for risk management at the Company are as follows:

•

Board of Directors (including through delegation to its committees). The Board is ultimately responsible for approving the Company’s enterprise risk management framework and key risk management policies, including risk appetite parameters. It approves the overall Company strategy to ensure it fits with risk appetite, oversees the mitigation of strategic risk elements, such as executive succession planning and approval authority levels, and ensures that management is complying with risk management policies. Although the committees and mechanisms described below operate on a regular basis and circumstances may result in risk elements being the subject of Board attention at any time, the full Board itself devotes at least one session annually (normally in December) focused on risk identification and management where it reviews risk identification and analyses made by the organization through the ERMP process. The delegations made by the Board to its standing committees with respect to risk can be summarized as follows:

•

Audit Committee—this Board committee is generally responsible for the oversight of risk exposures generally, including those risks not specifically delegated to the other Board committees, including risk exposure arising from or relating to the Company’s financial reporting and financial controls, and works directly with the Enterprise Risk Management Committee described below. In this area, the committee is supported by the Company’s management team and internal audit function.

•	Compensation Committee—this Board committee is responsible for the Company’s compensation policies and programs and how they relate to risk.

•	Nominating & Corporate Governance Committee—this Board committee assists with various corporate governance risk management tasks as assigned by the Board from time to time.

•

Chief Executive Officer. The Chief Executive Officer has overall responsibility for the management and reporting of risks and the implementation of risk management strategies and policies as determined by the Board and its committees. The Chief Executive Officer works with the Enterprise Risk

Management Committee in order to develop and implement risk management policies and evaluate the effectiveness of such policies.

•

Enterprise Risk Management Committee. This management committee, currently chaired by our Interm Chief Financial Officer, comprises a number of managers and is responsible for the development, implementation and oversight of all risk management processes and methodologies under the direction of the Chief Executive Officer. The chairman of this committee coordinates such efforts with the Chief Executive Officer. It reports to the Audit Committee at least once per year.

•

Management’s Leadership Team. This group, comprising all business sector and function vice presidents, through its regular quarterly business review meetings and task forces, is responsible for reviewing the material risks listed during the risk identification process and implementing mitigation actions. It ensures that newly-observed risks, or changes in risks previously documented, are communicated to the Chief Executive Officer and Enterprise Risk Management Committee. In addition to this duty, it has responsibility for tactical business operation within pre-defined risk tolerance parameters.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee has discussed and analyzed elsewhere in this Proxy Statement the various elements of compensation provided to those persons identified as our Named Executives in the “Executive Compensation” section of this Proxy Statement. The committee believes that, although the larger part of compensation value provided to our Named Executives and key employees could be regarded as performance-based, our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation programs encourage participants to remain focused on both short and long-term financial and other measures and to remain in Company service for extended periods of time. The bases for compensation under our programs have been broad, traditional measurements indicative of sound performance measured both internally and externally. For example, our performance share awards (under our long term incentive programs) are issued only at the end of three-year performance cycles, award levels for each cycle are currently based on free cash flow and contribution margin as a percentage of sales, and such awards can be modified based on total stockholder return. The fact that these awards are stock-based, together with the nature of stock option and restricted stock awards made separately under our programs (also with installment vesting), generally encourages participants to focus on sustained stock price appreciation over the long term.

Under our short term programs, awards paid in cash have been based on both Company financial achievement and fulfillment of individual goals (with Company financial achievement constituting 70% of the award for executive officers). The financial goals are based on broadly accepted measurements, such as adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and AWC (Average Working Capital as a percentage of sales), in each case measured against targets related to annual budgets. Participants’ personal goals are harmonized with overall Company goals and depend to a significant degree on non-financial measurements that may extend to risk reduction areas like health, safety, environment, quality and customer service. The harmonization to broader goals discourages excessive risk taking by individuals. Moreover, awards are not paid out to executives on individual goals if, at a minimum, Company goals are not met. The Company also has stock ownership guidelines that require long-term equity ownership by senior executives, a structure that keeps their interests aligned with stockholders for the long-term and discourages excessive risk taking harmful to all investors.

For a more detailed discussion of these compensation programs, please see “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this Proxy Statement.

Board Committees Overview

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, each of which currently has the membership shown in the table below.

Name	Audit	Compensation	Nominating & Corporate Governance
Gary Cappeline		X	X*
Jane Hilk
Kim Ann Mink
Linda J. Myrick		X	X
Karen Osar	X		X
John Steitz	X	X*
Peter Thomas	X		X
Robert Zatta	X*	X

*	Chair

A complete copy of the Company’s corporate governance documents and charters are available, free of charge, on the Company’s website (www.innophos.com) under the tab “Investor Relations”, and then by selecting “Corporate Governance”, followed by “Documents and Charters”. The following are posted on the website:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Charter

•	Corporate Governance Guidelines

•	General Code of Business Conduct and Ethics

•	Code of Ethics for Executive Officers and Principal Accounting Personnel

•	Insider Trading Policy

•	Certificate of Incorporation

•	By-Laws

•	Environmental Sustainability and Safety Policy

•	Human Rights Policy & Statement

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

The principal duties and responsibilities of our standing committees are discussed below.

Audit Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Audit Committee. The principal purpose and responsibilities of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility to:

•	review the integrity of the Company’s annual and quarterly financial statements and its financial reporting process;

•	review significant accounting and reporting issues;

•

recommend whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K and prepare its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations;

•	review the scope and results of the independent auditor’s annual audit and quarterly reviews of the Company’s financial statements;

•	review the effectiveness of the Company’s internal accounting and financial controls and internal control over financial reporting;

•	review and monitor the performance of the Company’s internal audit function and independent registered public accounting firm;

•	select the independent registered public accounting firm and monitor its qualifications, independence, compensation and services;

•

establish procedures for internal complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	review and approve, as appropriate, related-party transactions for potential conflicts of interest and grant, as appropriate, waivers to the Company’s ethics policies;

•	evaluate enterprise risks and review the Company’s policies for enterprise risk assessment and risk management;

•	investigate matters brought to its attention and engage independent counsel and other advisors as it deems necessary; and

•	oversee legal and regulatory matters that may have a material impact on the Company’s financial statements.

The committee is required to consist of at least three members. Currently, there are four directors serving on the committee. The Board has determined that Robert Zatta, chair of the Committee, as well as Karen Osar and Peter Thomas, meet the SEC’s definition of “audit committee financial expert.” All committee members are “independent,” as that term is defined by the NASDAQ Stock Market rules and SEC rules, with respect to their service on the Audit Committee.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee serves as the Company’s nominating committee. The Board has adopted a written charter that defines the duties and responsibilities of the Nominating & Corporate Governance Committee. The principal purpose and responsibility of the committee under its charter adopted by the Board is to:

•	develop and recommend qualification standards and other criteria for selecting new directors;

•	screen and recommend nominees for election as directors of the Company;

•	establish procedures and oversee annual evaluations of the Board, individual Board members and the Board committees;

•	develop, implement and oversee plans related to appropriate training, development, continuing education and improvement actions for the Board, individual Board members and the Board committees;

•	consider matters of corporate governance and periodically review and make recommendations to the Board with respect to the Company’s corporate governance policies;

•	review periodically and make recommendations to the Board about changes to the charters of the Board committees;

•	review the makeup of the Board and its committees and recommend, as appropriate, changes in the number, function or membership; and

•	develop and review succession plans of the chief executive officer.

The Nominating & Corporate Governance Committee is required to consist of at least three members. The committee currently consists of four members, all of whom are independent under NASDAQ Stock Market rules.

The Company’s Corporate Governance Guidelines provide that the committee will also evaluate candidates for the Board recommended by stockholders. The committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend a candidate may submit a timely recommendation in writing to the Secretary of the Company. That submission should include the information specified in our bylaws, including: (i) the candidate’s name, age, address, occupation and share ownership; (ii) other biographical information that will enable the committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation. No distinction is made by the committee in considering candidates properly nominated by stockholders from those who may be nominated by directors, management or other sources.

The committee is interested in recommending candidates (as needed subject to the size of the Board as determined by that body) who will make the strongest contributions toward the Board’s fulfillment of its overall responsibilities to manage the Company’s business in the best interests of the stockholders. Although we do not have a formal diversity “policy,” the committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion or ethnicity.

Each year, the committee conducts an evaluation process covering the Board, each committee and each Board member.

The Board approved, under the guidance of the committee, the inclusion of each of the eight director nominees in Proposal I of this Proxy Statement for nomination for re-election at the Meeting.

Compensation Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Compensation Committee. The committee’s primary purpose and responsibilities are to:

•	approve the compensation to be paid to non-employee directors;

•

recommend to the Board for approval the compensation to be paid to the Chief Executive Officer, any employment agreement with the Chief Executive Officer, the goals and objectives relevant to the Chief Executive Officer’s compensation and the performance evaluation of the Chief Executive Officer;

•

review and approve the goals established by the Chief Executive officer for the Company’s other executive officers and the performance evaluation of such executive officers by the Chief Executive Officer;

•	approve the compensation recommended by the Chief Executive Officer to be paid to the Company’s other executive officers;

•	approve employment agreements with officers (other than the Chief Executive Officer);

•	review and approve any perquisites and benefits policies or programs available to the Company’s executive officers;

•	administer employee bonus or other incentive plans, compensation plans and equity arrangements where directors and/or executive officers participate;

•	perform those responsibilities under pension and retirement plans that may be assigned to the committee;

•	to the extent it deems necessary, make recommendations to the Board for the establishment or modification of equity compensation plans and pension and retirement plans;

•	review and assess potential risk to the Company from its compensation programs and policies;

•	prepare an annual Compensation Committee Report for inclusion in the Company’s filings with the Securities and Exchange Commission;

•

review and discuss with management, and then recommend to the Board, the Company’s Compensation Discussion & Analysis information to be included in the Company’s filings with the Securities and Exchange Commission;

•	consider the results of stockholder advisory votes on executive compensation and the frequency of such votes;

•

retain or obtain the advice of any compensation consultant, legal counsel or other adviser as determined by the committee in its sole discretion and directly manage the appointment, compensation and oversight of such advisers; and

•	approve stock ownership guidelines for the Company’s executive officers and directors and monitor compliance with such guidelines.

The committee is to consist of at least three members. The committee currently consists of four members, all of whom are independent under NASDAQ Stock Market rules with respect to their service on the committee. The committee may form one or more subcommittees consisting exclusively of one or more independent directors and each of which may take such actions as may be delegated by the committee.

The committee regularly consults with external, independent consultants and may consult with outside legal advisors that advise it on compensation issues. The committee has the final authority to retain and terminate compensation consultants and determines the terms and conditions of those relationships, including compensation. In their engagements, compensation consultants receive directions from, and consult with, the committee, as well as senior management. In the course of its duties, the committee discusses with the consultants executive compensation matters it deems appropriate outside the presence of management. Although the committee seeks and considers the information and advice provided by its consultants, decisions by the committee are ultimately the committee’s responsibility.

During 2018, the Compensation Committee engaged Willis Towers Watson, or Towers, to provide compensation related services and advice relating to executives. Towers reported directly to the Compensation Committee, and the nature and scope of the principal executive compensation services rendered for 2018 by it to the Compensation Committee and on its behalf can be summarized as follows: (i) guidance with respect to executive compensation, taking into account the Company’s business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory mandates; (ii) assistance with the assessment and implementation of short-term and long-term incentive compensation programs; and (iii) advice with respect to best practices related to executive compensation and Compensation Committee activities.

For 2018, the Company incurred $170,935 of fees and expenses in respect of executive compensation services performed by Towers, all of which were in support of the Committee’s functions.

The Compensation Committee assessed the independence of Towers and all other outside advisors retained to advise it on compensation matters in 2018 and determined that there were no conflicts of interest. In compliance with its charter and in reaching these conclusions, the Committee considered Rule 10C-1(b)(4) of the Exchange Act, and the corresponding independence factors in Rule 5605(d)(3) of the NASDAQ Stock Market regarding compensation advisor independence and believes that its advisors were able to independently advise the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Policy on Communications from Security Holders and Interested Parties

Stockholders and other interested parties wishing to contact our Board, any director, any of the committee chairs or the independent directors as a group, may write to c/o Corporate Secretary, 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services and matters not relevant to the functioning of the Board, stockholder interests or the affairs of the Company. Communications addressed to directors may, at the direction of the directors, be shared with Innophos’ management.

In addition, any interested parties who have concerns that they wish to make known to the Company’s non-management directors may send any such communication directly to the Chair of the Nominating & Corporate Governance Committee in care of the Company’s executive offices at 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512. All such stockholder communication will be reviewed by the Chairman of the Nominating & Corporate Governance Committee and discussed with the committee, which will determine an appropriate response or course of action.

Employees may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made confidentially and/or anonymously through our whistleblower hotline, 1-800-461-9330/1-720-514-4400, or by completing and submitting a web form available at www.convercent.com/report.

Innophos’ Commitment to Environmental, Sustainability, Health and Safety Issues

Innophos is fully committed to continuous improvement in environmental, sustainability, health and safety matters.

In 2018, we adopted an Environmental Sustainability and Safety Policy, consistent with our commitment to protecting the natural environment and the communities in which we operate. This policy documents our commitment to, among other things:

•	Protect the natural environment through environmentally-responsible management strategies and long-term business plans;

•	Conduct our operations in accordance with all applicable laws, rules and regulations pertaining to environmental protection;

•	Ensure our suppliers conduct their respective operations in accordance with all applicable laws, rules and regulations pertaining to environmental protection; and

•	Engage with industry and public stakeholders in order to evaluate voluntary initiatives in furtherance of this policy.

In 2018, we also adopted a Human Rights Policy & Statement, consistent with our commitment to respecting the rights of all individuals. This policy documents our commitment to the following principles:

•	Freely chosen employment (no forced labor);

•	Freedom of association and collective bargaining;

•	Workplace health and safety;

•	Compliance with all regulations pertaining to child labor, minimum wage, work hours and benefits;

•	Promoting diversity and non-discrimination; and

•	Prohibiting of all forms of harassment.

We continue to evaluate further practices and policies consistent with these newly adopted policies.

We also continue to evaluate opportunities to reduce our impact on the environment and to improve our existing environmental management system. To that end, we are currently pursuing ISO 14001 certification, an international standard that specifies requirements for an effective environmental management system. This standard is voluntary and we are seeking certification consistent with our commitment to environmental sustainability. It is a proactive approach to ensure our environmental management system fulfills compliance obligations and addresses risks as effectively as possible. In addition, consistent with our commitment to climate change, we recently enrolled in a program to reduce greenhouse gas emissions at our Canadian plant.

Nothing is more important to Innophos than the safety of its employees. In 2018, we adopted a series of initiatives as part of our LiveSafe program. These initiatives include training, guidance and reporting initiatives designed to encourage and promote safe habits by our employees both at work and in their personal lives. We have a company-wide safety steering committee, as well as a safety team at each of our plants. We continue to evaluate the safety policies and procedures at our plants, consistent with our commitment to employee safety. In addition, we continue to evaluate equipment at our plants to ensure optimal safety for our employees. We believe these initiatives have substantially increased the safety of our employees. In 2018, we achieved one of the lowest injury rates in our history.

Consistent with the foregoing commitment to continuous improvement in environmental, sustainability, health and safety matters, a portion of each employee’s individual performance component of our short-term (annual) incentive compensation program depends on achievement of certain environmental, health and safety goals.

We have additional environmental, health and safety initiatives planned for 2019 and beyond.

Codes of Business Conduct and Ethics and Website

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duties, our Board follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as our Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

We have adopted a General Code of Business Conduct and Ethics that applies to all of our employees, officers and Board members. We have also adopted a supplemental Code of Ethics for Executive Officers and Principal Accounting Personnel that applies to our senior financial officers. We expect that any amendments to these codes, or any waivers of their requirements, will be disclosed on our website. We also adopt from time to time additional guidelines and policies designed to foster sound governance practices and compliance with applicable laws and regulations.

Our General Code of Business Conduct and Ethics, Code of Ethics for Executive Officers and Principal Accounting Personnel, Environmental Sustainability and Safety Policy and Human Rights Safety Policy & Statement, as well as our annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com, and are also available in print to any stockholder who requests them.

By referring to these documents, we do not intend to incorporate the contents of the website into this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, officers and persons who own beneficially more than 10% of our common stock to file initial reports and reports of changes in ownership of our common stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. Based upon a review of filings with the SEC and written representations to us, we believe that during 2018 all of our directors and executive officers complied with the reporting requirements of Section 16(a).

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only non-employee directors are currently eligible for such compensation, and directors who are employees of the Company receive no additional compensation for their service on the Board.

The objective of our director compensation programs is to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. From time to time, our Compensation Committee reviews the levels, types and mix of compensation paid to directors, considers market conditions and prevailing practices with its consultants and makes recommendations to the Board for its consideration concerning director compensation. Our director compensation program is benchmarked to competitive levels. Consistent with those objectives and procedures, the compensation paid to our non-employee directors in 2018 was structured as follows:

Fee Type	Value in $	Notes
Annual Retainer Cash	80,000
Annual Retainer Stock	90,000	(Payable in shares following election at annual meeting)
Annual Lead Independent Director Fee	20,000
Annual Committee Membership:
Audit	7,500	($17,500 for chair)
Compensation	2,500	($12,500 for chair)
Nominating & Corporate Governance	2,500	($10,000 for chair)
Board Meeting Fee (per meeting attended*)	1,500	(Only payable with respect to each meeting attended in excess of six per year)
Committee Meeting Fee (per meeting attended*)	1,000

*	Includes in person or telephonic attendance.

The annual cash retainer is paid quarterly. In order to better align the interests of directors with those of the stockholders, we utilize an annual stock retainer referred to in the table above and reflected in the table below, pursuant to which our non-employee directors receive a portion of their annual fee (currently the equivalent of

$90,000 in fair market value at time of issue) in fully vested actual shares of Company common stock following their successful election or re-election at annual meetings. The value per share of common stock used to determine the number of shares to grant is based on the thirty day average closing price of our common stock. Non-employee directors are subject to the Company’s Executive and Director Stock Ownership Policy, under which each such director is afforded until five years after first election to achieve and maintain a level of ownership of common stock equal in value to five times the amount of their annual cash retainer (currently $80,000). At the current level of cash retainer and an illustrative price per share of common stock of $30, compliance with the policy would require each director to own a minimum of 13,334 shares. As of December 31, 2018, based on the computational rules under our policy, all of our non-employee directors were in compliance with the requirements. Messrs. Zatta and Thomas, who joined the Company in 2016, and Ms. Hilk, who joined the Company in 2018, have five years from the date they joined the Company to satisfy these requirements.

In 2019, our director compensation program has been updated as follows: the annual cash retainer is increased to $85,000; the annual stock retainer is increased to $100,000; the annual Lead Independent Director fee is increased to $25,000; the annual membership fee for serving as the chair of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee were increased to $20,000, $15,000 and $15,000, respectively; and directors will no longer receive additional fees based on attendance at Board or committee meetings.

Director Compensation Table

For services rendered as directors in all Board and committee capacities in 2018, we provided our non-employee directors the following compensation:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary Cappeline	138,275	96,548	—	—	—	—	234,823
Jane Hilk*	10,865	—	—	—	—	—	10,865
Linda Myrick	92,375	96,548	—	—	—	—	188,923
Karen Osar	101,642	96,548	—	—	—	—	198,190
John Steitz	113,093	96,548	—	—	—	—	209,641
Peter Thomas	122,214	96,548	—	—	—	—	218,762
James Zallie**	20,251	—	—	—	—	—	20,251
Robert Zatta	111,500	96,548	—	—	—	—	208,048

*	Ms. Hilk joined the Board effective November 19, 2018.
**	Mr. Zallie resigned from the Board effective April 1, 2018.
(1)	Represents all fees earned during the year ended December 31, 2018.
(2)	On June 6, 2018, the Company granted 1,956 stock awards to each of our non-employee directors at a closing market price of $49.36. The stock awards immediately vested.

Dr. Mink will not receive any additional compensation for serving on our Board. For a discussion of her compensation arrangement, see “Executive Compensation” appearing elsewhere in this Proxy Statement.

Related Party Transactions and Policy With Respect To Related Person Transactions

Policies and Procedures for Related Party Transactions

The Board has a written policy that requires certain transactions with “related persons” to be approved or ratified by its Audit Committee. For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable committee for individual approval. The standards applied by the applicable committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

Related Party Transactions

Except as set forth below, since January 1, 2018, there have been no transactions to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Director and Executive Officer Compensation and Related Agreements

See “Directors and Corporate Governance—Director Compensation” and “Executive Compensation” appearing elsewhere in this Proxy Statement for information regarding the compensation, including severance payments, that we have paid to our directors and Named Executives and the terms of the employment agreements and related agreements with our Named Executives.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into an indemnification agreement or an employment agreement that provides indemnification rights with each of our directors and certain of our executive officers. Under those agreements, we have agreed generally to indemnify the executive officers and directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our Company, its subsidiaries or other entities at our request. Our corporate charter also provides indemnification rights to our officers and directors. We also maintain directors’ and officers’ liability insurance for our directors and officers.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

Auditor Fees

The following table shows the fees paid to PwC for professional services for 2018 and 2017:

	2018	2017
	(Dollars in thousands)
Audit Fees (1)	$2,990	$2,756
Tax Fees (2)	1,242	915
Other (3)	3	4

Total	$4,235	$3,675

(1)

Fees for professional services provided for audit of the Company’s annual financial statements as well as reviews of quarterly reports on Form 10-Q, accounting consultations on matters addressed during the audit or interim reviews and SEC filings and offering memoranda, including consents.

(2)	Fees for professional services that principally include tax compliance, tax advice and tax planning services.
(3)	Fees for subscription services for accounting and tax material.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2018 and 2017, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

The Audit Committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2018 with Company management. The Audit Committee discussed with the independent registered public accounting firm, PwC, the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) in accordance with Auditing Standard No. 16, “Communications with Audit Committee”.

The Audit Committee also discussed with Company management management’s assessment of Innophos’ disclosure controls and procedures as of December 31, 2018. The Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB, and the Audit Committee has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

The Audit Committee

Robert Zatta (Chair)

Karen Osar

John Steitz

Peter Thomas

Executive Compensation

Compensation Discussion and Analysis

In this section, we discuss our compensation policies and objectives, and the programs we have established to achieve these objectives. This discussion primarily focuses on our named executive officers, as defined under SEC rules and identified below under “Named Executives.” We refer to these officers as our “Named Executives.”

Named Executives

The table below identifies our Named Executives for 2018.

Name	Title
Kim Ann Mink	Chairman, Chief Executive Officer and President
Han Kieftenbeld	Former Senior Vice President, Chief Financial Officer
Joshua Horenstein	Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary (Mr. Horenstein served as interim Chief Human Resources Officer from September 2017 through February 2018 and as permanent Chief Human Resources Officer since September 2018)
Mark Santangelo	Senior Vice President, Manufacturing, Engineering, and EH&S
Sherry Duff	Senior Vice President, Chief Marketing and Technology Officer

Historical compensation data for the Named Executives can be found below in the “Summary Compensation Table” and supporting tables in this Proxy Statement following this discussion. References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adheres to the Company’s compensation philosophy as it applies to our Named Executives along with the other duties provided in the Committee’s charter.

Vision 2022 Growth Plan

In April 2017, we unveiled our five-year Vision 2022 growth plan. The purpose of our Vision 2022 growth plan is to transform the growth profile of our Company, increase our presence in attractive Food, Health and Nutrition ingredient end-markets and develop innovative solutions that better serve our customers, all of which is expected to increase stockholder returns. Specifically, our Vision 2022 growth plan focuses on the following strategic, commercial and operational excellence goals:

•

Strengthening our core business by selectively defending and maintaining our cash-generative core ingredients business serving Food, Health and Nutrition and Industrial Specialties segments with proven phosphate based technology solutions;

•

Building growth through acquisition by targeting additional sales via inorganic growth by 2022 that broaden our technology portfolio and extend our presence in Food, Health and Nutrition markets that offer attractive annual growth rates with an attractive margin profile;

•	Leveraging our manufacturing and technology platforms to create organic growth;

•	Pursuing strategic partnerships with customers, suppliers, and marketing and technology partners to deliver economic security of supply, best-in-class service and new ingredients solutions; and

•

Delivering on continuous improvement initiatives across all functions, processes and systems to ensure a cost competitive, fit-for-purpose organization delivering significant bottom line savings by 2022 from existing and new programs.

Vision 2022 Achievements in 2018

In 2018, we made substantial achievements in connection with our Vision 2022 growth plan:

•

Strategic Excellence. As part of our strategic value chain repositioning initiative, we restructured our merchant grade acid, or MGA, strategic sourcing arrangement with global agricultural leader Nutrien Ltd., or Nutrien. This updated arrangement included a new multi-year MGA strategic supply agreement with Nutrien and obtaining receipt of long lead-time government permits, to ensure our Geismar, Louisiana Purified Phosphoric Acid, or PPA, production plant is a more independent operation. We also entered into a new multi-year PPA supply agreement with Nutrien. In addition, we entered into a new multi-year PPA supply agreement with Euro-Morocco Phosphorus (EMAPHOS). As a result of these initiatives and other internal strategic manufacturing optimization actions, we have meaningfully diversified our supply base, delivered an improved sustainable cost structure and advanced our previously announced strategic value chain repositioning effort that is expected to deliver significant cost savings.

•

Commercial Excellence. Following the foundational steps in 2017 which saw the reorganization of our global commercial team, the execution of the sales, technology and marketing initiatives in 2018 helped us achieve improved financial performance. Year-on-year performance saw sales increase by 11% to $802 million, net income increase by 61% to $36 million, and Adjusted EBITDA increase by 4% to $125 million.

•

Operational Excellence. We completed Phase II operational excellence initiatives, consisting of a series of ongoing sales and operation planning, supply chain optimization and lean manufacturing initiatives, which delivered 2018 cost reductions of $5 million.

Executive Summary of Compensation Policies and Practices – Alignment of Pay and Performance

Our compensation policies and practices seek to tie executive compensation to performance and to align the interests of our executives with our stockholders:

•	Executive Compensation Aligned with Company Performance and Stockholder Value

•	Substantial portion of targeted total pay for Named Executives based on performance of the Company, including the trading price of the Company’s common stock

•

Incentive awards specifically tied to stockholder returns, earnings, working capital, cash flow and contribution margins, which are key measures of our execution against Vision 2022, with awards subject to a recoupment policy

•	Stock ownership guidelines requiring Named Executives to hold stock with values equal to designated multiples of their respective base salaries

•	Value of target equity awards is a significant portion of total compensation

•	Equity awards have three-year vesting

•

Board policy prohibiting excess severance payments (payments in excess of severance required by applicable contractual provisions and company severance policies); no such payments have been made since 2016

•	2018 Company Performance

•	As detailed above, substantial progress was made in 2018 in connection with the strategic excellence, commercial excellence and operational excellence pillars of our Vision 2022 growth plan

•	In 2018, we continued to maintain our improved working capital as a percentage of sales, consistent with our stockholders’ interest in cash generation

•	In 2018, we increased revenue by 11% to $802 million

We continue to tie compensation to performance. 2018 remained a challenging, transition year for the Company as we make progress towards fully executing on the Vision 2022 growth plan. This was reflected in outcomes under our incentive plans which focus on in-year and three-year performance. In spite of positive performance during the year, other areas fell short of the stretching targets we set and our stockholders expect. Accordingly, the Company-performance component of the short-term incentive compensation program was only earned at 70% of target.

CEO Compensation Overview

A substantial portion of targeted pay for our Named Executives, including our Chief Executive Officer, is based on performance. Approximately 75% of Dr. Mink’s 2018 target compensation is performance based:

*	Does not include perquisites and personal benefits described below in this discussion.
**

The Company Performance component consists of: (i) time-based equity awards (~36%), the value of which is contingent on the stock price performance of the Company; (ii) a Company performance-based equity award (~15%); and (iii) a Company performance-based short-term cash award (~16%).

The below table presents a summary of Dr. Mink’s base salary, short-term cash bonus and long-term equity compensation with respect to 2018 and 2017:

	Base Salary($)	Short-Term Cash Bonus($)	Long-Term Equity Compensation	Total(1)
2018	837,500	671,500	1,757,476	3,266,476
2017	787,500	987,200	1,570,172	3,344,872

(1)	See Summary Compensation Table for total compensation Dr. Mink received in 2018 and 2017.

Dr. Mink’s 2018 compensation was set at a level equal to approximately the 25th percentile of the peer group discussed below under “—Setting Compensation,” which is consistent with the Company’s targeted level at the 25th percentile of the peer group. In connection with our stockholder engagements described below under “—Impact of Prior “Say-on-Pay” Vote and Extensive Stockholder Outreach,” no stockholder expressed concerns regarding Dr. Mink’s compensation.

Among the factors that our Board of Directors considered in setting the 2018 individual performance factor component of our short-term cash incentive program for Dr. Mink (as described below, she received a score of 1.0) was her overall leadership in advancing the Company’s Vision 2022 growth plan, including delivering bottom-line benefits through Operational Excellence initiatives, advancing efforts to be viewed as a partner-of-choice with the focus on Commercial Excellence, and advancing the multi-faceted strategic value chain repositioning initiative. As noted below under “—Overview of Executive Compensation Program—Short-Term Annual Incentive Compensation,” the Board and the Committee reduced the P Factor for each Named Executive based on the Company’s 2018 company-wide performance.

Please see “—Summary Compensation Table” below for a description of Dr. Mink’s 2018 compensation.

Impact of Prior “Say-on-Pay” Votes and Stockholder Outreach

Say-on-Pay Vote

In accordance with the Dodd-Frank Act, we provide our stockholders with an annual vote on “say on pay”. The Board continues to believe that an annual vote remains appropriate as it provides a timely opportunity for our stockholders to evaluate and provide feedback on the Company’s compensation policies and programs. While the vote is non-binding in nature, the voting outcome, in combination with feedback from our direct stockholder engagement activities described below, provides the Committee annual feedback to inform the design and implementation of our compensation policies and programs.

In 2018, over 92% of our stockholders voted in favor of say-on-pay, confirming widespread approval of the compensation practices of the Company. This was a notable increase on 2017, which we believe indirectly indicates our stockholders’ agreement with the changes approved by the Committee in 2017.

Our Commitment to Stockholders

As detailed below, the Committee has assessed, and will continue to assess, and, as needed, make changes and adjustments to programs from year to year based on its perception of business needs and the need to ensure that the programs continue to be effective in incentivizing performance and attracting and retaining talent under changing business conditions.

2016 Stockholder Feedback

The primary concerns expressed by stockholders during our engagements in 2016 were (i) excess severance paid to our former chief executive officer in 2015 and (ii) lack of a performance-based component in our 2016 long-term incentive grants.

Innophos Response to Address 2016 Stockholder Feedback

To specifically address the foregoing concerns expressed by stockholders, we adopted the following changes to our compensation policies and practices:

•

No Excess Severance Payments. To address concerns expressed by stockholders, in March 2018, our Board adopted a policy expressly prohibiting excess severance payments (payments beyond that required by contractual provisions and company severance policies). Since 2016, no such excess severance payments have been made, including in connection with the departure of certain executive officers in 2017, 2018 and 2019.

•

Performance-Based Component Included in 2017 Long-Term Equity Incentive Compensation. Consistent with concerns expressed by stockholders, our recent long-term incentive grants included a performance-based component. The components of our 2017 and 2018 long-term incentive grants included performance shares (30%), restricted stock shares (40%) and stock options (30%). Historically, performance shares have been a component of our long-term incentive grants. As previously disclosed, the modification of the composition of our long-term incentive grants in 2016 to temporarily exclude performance shares was based on unique conditions with respect to the management transitions that occurred in 2015 and 2016, as well as the Company’s overall restructuring during that period. In 2017, performance shares were again included in our equity grants, a practice that we followed in our 2018 grants and our 2019 grants and we expect to continue in future years.

Additional Changes to Compensation Policies and Procedures and Corporate Governance Updates

In addition to the foregoing changes, we have adopted the following changes to our compensation policies and practices and corporate governance profile to further align such policies, procedures and profile with our stockholders’ interests and stockholders’ feedback:

•

Long-Term Company Performance Metric Included in 2017 and 2018 Long-Term Equity Incentive Compensation. The Free Cash Flow, or FCF, and Contribution Margin as a percentage of sales, or CM, performance metrics included in the performance share component of the 2017 and 2018 long-term equity incentive compensation will be measured on a cumulative three-year target amount. This change will ensure that a portion of the payout on the 2017 and 2018 long-term equity incentive grants is tied to long-term Company performance. In addition, the FCF metric was used in order to align our long-term incentive compensation with the interest in cash generation expressed by many of our stockholders.

•

Inclusion of Stock Return Modifier for Long-Term Equity Incentive Compensation. To further align management’s interests with stockholders, in 2017, a stockholder return “modifier” was included for the first time in the performance shares included in our 2017 long-term equity incentive awards. This modifier was included in the performance shares included in our 2018 long-term equity incentive awards as well. Specifically, overall payouts of performance shares will be modified based on our total stockholder return, or TSR, over the three-year performance cycle as compared to the TSR earned by the companies composing the Standard and Poor’s 500 Index, or S&P 500, during this same period.

Company TSR performance vs. S&P 500 TSR performance	Payout

Below 25th percentile	Payout reduced by 25% of calculated amount
Between 25th and 75th percentile	No change to payout
Above 75th percentile	Payout increased by 25% of calculated amount

•

Short-Term Cash Incentive Program Updated to Further Tie Payout to Company Performance. In 2017, our short-term cash incentive program was updated so the adjusted earnings before interest, taxes, amortization and depreciation, or Adjusted EBITDA, performance metric was updated to be company-wide, to more closely tie the Named Executives’ payout to the overall performance of our company. This change is consistent with the desire expressed by stockholders that we take an approach to compensation that is consistent with our stockholders’ interest in how our business performs holistically. This change also ensures that the Adjusted EBITDA metric syncs with our updated reporting segments. We also eliminated the “gating” factor on any one component of Company performance because, consistent with our stockholders’ interest in our holistic performance, we want to ensure a focus on the overall performance of our entire company. The Adjusted EBITDA and average working capital metrics were used in order to align our short-term cash incentive compensation with the interest in cash generation expressed by many of our stockholders.

•	Update to Bylaws. In February 2018, we adopted certain updates to our bylaws, including the removal of the supermajority vote required for stockholders to adopt certain amendments to our bylaws.

Innophos 2017-2018 Stockholder Outreach

To address the concerns expressed by stockholders in 2016, as well as to ensure that our stockholders continue to have meaningful opportunities to provide ongoing feedback with respect to our executive compensation policies and practices, we maintained our extensive stockholder outreach program through 2017 and 2018.

In 2017:

•

We solicited say-on-pay feedback from investors owning more than 40% of our outstanding shares of common stock and engaged with investors owning more than 35% of our outstanding shares of common stock.

•	Our stockholder engagements consisted of over 80 telephonic investor calls, as well as in-person meetings with over 50 investors at conferences and non-deal roadshows.

•

Our Chairman, President and Chief Executive Officer, our then Senior Vice President and Chief Financial Officer, and our Vice President, Investor Relations, Treasury, Financial Planning & Analysis participated in all of the engagements described in the preceding bullets. The Chairman of the Committee participated in an engagement with one of our largest stockholders.

In addition to the foregoing, we hosted an investor day on April 5, 2017. The purpose of the investor day was to ensure that we were addressing concerns previously expressed by stockholders, as well as to roll out our Vision 2022 growth plan. We invited each of our stockholders to attend our investor day, and we engaged over 20 stockholders at our investor day.

In our 2017 stockholder engagements, stockholders provided positive feedback to the changes to our compensation policies and practices outlined above, including the re-introduction of performance shares as the third component of the 2017 long-term incentive grant coupled with the feature of an additional modifier based on TSR.

In 2018, as in prior years, we continued to be proactive in our stockholder outreach efforts. In 2018:

•	We conducted 95 calls with investors and had 43 in-person meetings.

•

Our stockholders continued to emphasize the importance of environmental, health and safety issues. As disclosed elsewhere in this Proxy Statement under “Directors and Corporate Governance—Innophos’ Commitment to Environmental, Sustainability, Health and Safety Issues,” in 2018, we adopted an Environmental Sustainability and Safety Policy and a Human Rights Policy & Statement, a series of safety training, guidance and reporting initiatives as part of our LiveSafe program, as well as certain environmental initiatives. The foregoing policies and initiatives demonstrate our commitment to championing those environmental, health and safety issues championed by our stockholders. In addition, a portion of each employee’s P Factor, including our Named Executives, depends on achievement of certain environmental, health and safety goals.

As a result of this extensive stockholder outreach and related compensation-related changes, we achieved over 92% stockholder approval in our 2018 “say on pay” vote.

Continued Stockholder Engagement

We continue to solicit feedback from stockholders during our ongoing stockholder engagements with respect to our compensation policies and practices. We have received positive feedback with respect to the above-noted updates to our compensation policies and practices, particularly the inclusion of the performance-based component in our 2017 and 2018 long-term incentive grants, as well as the inclusion of the TSR modifier in both grants. Based on the positive feedback we received from stockholders during our stockholder engagements in 2016, 2017 and 2018, as well as our 2019 year to date stockholder engagements, we are not aware of any additional compensation policies or practices that our stockholders are currently seeking beyond the above-noted updates that we previously implemented to align our compensation policies and practices with our stockholders’ interests and feedback.

Overview of Executive Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that attract and retain top level executives and motivate them to increase stockholder value for the intermediate and long-term. In achieving our goal, we seek to be fair, reasonable and competitive to all constituencies involved. Our fundamental premise is that increased value for our stockholders means increased value for our executives.

Compensation Philosophy and Objectives

Philosophy. Our Committee follows an executive compensation strategy that embodies our compensation philosophy and whose elements we use to design and implement our compensation programs. This strategy is outlined in the table below:

Component	Philosophy
Business priorities	• Our compensation programs will be designed and operated with reference to competitive labor markets and current talent needs, as well as to achieve the goals targeted in our Vision 2022 growth plan.
Marketing Position

•  The individual and combined value of compensation elements is intended to place our total target compensation at or near the 25th percentile for compensation compared to the selected peer group or at the median for compensation compared to published survey data, if all business and personal performance goals are met. This market positioning is assessed to be a reasonable reference, as it reflects the Company’s size relative to the respective data sources.

Base salary	• Set taking into account market data (as described under “Market Positioning” above) along with experience, performance, the scope of an individual’s role, and internal equity.
Short-term (annual) incentive compensation

•  Target value established by taking into account market data (as described under “Market Positioning” above).

•  Determined based on Company financial performance and individual performance against pre-established objectives.

•  The design should provide significant upside potential for exceptional business and individual performance.

•  A threshold level of Company performance should be required before any payment can be earned in respect of individual performance.

Long-term incentive compensation

•  At least one type of long-term (multi-year) compensation should be equity-based and tied to our publicly traded common stock to:

o   Attract and motivate talent

o   Align executives’ goals as equity owners with those of our stockholders

•  Target value established by taking into account market data (as described under “Market Positioning” above).

Alignment of Interests

•  Executives are required to maintain substantial interests in Company stock (see “—Stock Ownership Policy” described below) and are also encouraged to retain significant value from equity awards as long-term investments to align their personal financial assets and goals with stockholder interests.

Determination of incentive award payouts

•  In determining the extent to which awards will be given or performance goals are found to be met, the Committee follows established principles required by Company plans, such as generally accepted accounting principles in the United States, or US GAAP, and guidelines consistent with its compensation philosophy, but the Committee may exercise its judgment and discretion in the application of those guidelines or deviate from them in any proper case or in any given year.

Benefits

•  The range of our welfare benefits will be typical of companies in our industry, and, to limit risk and exposure, our primary domestic retirement vehicle will be a tax-qualified defined contribution plan integrated with a savings plan. Executives will also be able to participate in one or more non-qualified plans that make up for benefits lost due to regulatory limits on tax-qualified plans.

Perquisites

•  Conservative perquisites will be provided if they allow executives to allocate more time to the job and less time to personal affairs, assist in accomplishing job responsibilities, or make up for benefits lost due to regulatory limits.

KEY PAY AND GOVERNANCE PRACTICES AND POLICIES.

WHAT WE DO	WHAT WE DO NOT DO

✓  Recognize performance

•  Compensation policy ties substantial portion of targeted pay for executives to Company and individual performance

✓  Use a balanced mix of compensation elements

•  Cash bonuses based on Company and individual performance on a year-to-year basis

•  Equity related compensation

•  Base salary merit increases

✓  Align interests of executives with stockholders

•  Equity incentive compensation constitutes a significant portion of overall compensation and awards tied to retention and company performance

•  Stock retention and ownership policies align senior executives with overall stockholder risks

✓  Focus on retaining talent

•  Incentive compensation requires continued service to avoid forfeiture and receive maximum payment

✓  Maintain executive pay claw back policy.

•  Compensation policy requires executive pay claw back in the event of restatement of financial results, if required by law or NASDAQ listing rules

✓  Use outside expert

•  Committee engages outside consultant for review of and recommendation of best practices regarding compensation

✓  Benchmark pay levels and practices relative to an industry peer group

✓  Conduct annual performance review

×   No “single trigger” change-in-control payments (any change-in-control severance payments are subject to “double trigger” vesting procedures) (see “—Employment Agreements—Named Executives” below)

×   No re-pricing of underwater stock options without stockholder approval

×   No hedging or pledging of company stock by executive officers or directors

×   No excessive perquisites

×   No excess severance payments (payments in excess of applicable contractual requirements and company severance policies) have been made since 2016 (formal board policy adopted in March 2018)

Setting Compensation

Compensation programs are determined on an annual basis, but the Committee may revise, initiate or discontinue programs at any time. The Committee has also regularly engaged outside consultants to assist in making compensation related decisions. See “The Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee” in this Proxy Statement.

The Committee’s consultant for 2018, Towers, completed a study to evaluate competitive levels of executive base pay, short-term bonus, long-term incentives and perquisites for the Company’s senior executives, including all Named Executives. Towers reviewed two sources for compensation data: the proxy statements of an industry peer group, which we refer to as the peer group; and published survey data.

The peer group is comprised of companies primarily in the specialty chemical and ingredients industry with financial indicators being reasonably comparable to Innophos (see below for list of companies in the peer group). Data from the peer group were used in comparing the compensation provided to Innophos’ Chief Executive Officer and Chief Financial Officer to the market. In 2018, the Committee reviewed recommendations from Towers to update our peer group, as several companies in the previous peer group were no longer relevant to the Company due to either size, business operations or M&A activity. A summary of additions and removals is as follows:

•	Additions: Cambrex Corporation, GCP Applied Technologies Inc., and OMNOVA Solutions

•

Removals: Eastman Chemical Company (excluded due to size), FMC Corporation (excluded due to insufficient relevance to Innophos in terms of business operations), and Calgon Carbon (acquired by another company)

The Committee approved the proposed peer group, which is indicated in the table below. As Innophos’ revenues were in the bottom quartile relative to the revenues of peer group companies, reflecting the limited pool of relevant listed companies for which data can be sourced, the 25th percentile was used in making comparisons.

For all Named Executives, Towers also reviewed published survey data of comparable roles collected from similar sized companies in similar industries. The 50th percentiles of survey compensation data were used in making comparisons and setting compensation when the Committee deemed the proxy statement data insufficient or not appropriate.

The table below presents the financial indicators of the companies in the peer group:

Company	Headquarters	Revenue 12 Months Moving[1] (Q3 2017 – Q2 2018) ($MM)	Market Cap[2] (As of July 3, 2018) ($MM)
Balchem Corporation	New Hampton, NY	635	3,219
Cabot Corporation	Boston, MA	3,115	3,765
Cambrex Corporation	East Rutherford, NJ	587	1,701
Compass Minerals International Inc	Overland Park, KS	1,433	2,202
Ferro Corporation	Mayfield Heights, OH	1,549	1,764
GCP Applied Technologies, Inc.	Cambridge, MA	1,125	2,042
H.B. Fuller Company	Saint Paul, MN	2,744	2,745
Ingredion Inc.	Westchester, IL	5,887	7,928
International Flavors & Fragrances Inc.	New York, NY	3,579	9,705
Koppers Holdings Inc.	Pittsburgh, PA	1,593	835
Kraton Corporation	Houston, TX	2,018	1,456
Minerals Technologies Inc.	New York, NY	1,753	2,666
OMNOVA Solutions Inc.	Beachwood, OH	772	464
Quaker Chemical Corporation	Conshohocken, PA	858	2,076
Sensient Technologies Corporation	Milwaukee, WI	1,402	3,002

Summary Statistics
25th Percentile		991	1,732
Median		1,549	2,202
75th percentile		2,381	3,111

Innophos Holdings Inc	Cranbury, NJ	789	941

1.	Revenue 12-Months Moving is the sum of Net Sales as reported by Standard and Poor’s Capital IQ as of 7/3/2018.
2.	Market Cap is as reported by Standard and Poor’s Capital IQ as of 7/3/2018.

Overview of Executive Compensation Components

Our current compensation programs are designed and operated with reference to competitive labor markets and current talent needs, as well as the goals targeted in our Vision 2022 growth plan. The Committee continues to assess and, as needed, make changes and adjustments to programs from year to year based on its perception of business needs and the need to ensure that the programs continue to be effective in incentivizing performance and attracting and retaining talent under changing business conditions.

For 2018, the components of compensation for Named Executives were:

•	Base salary;

•	Short-term incentive compensation;

•	Long-term equity incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

A substantial portion of targeted total pay for each of our Named Executives is based on performance of the Company, including the trading price of the Company’s common stock.

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive according to his or her position and responsibility, as well as the current market-competitive level for similar positions (based on a review of the peer group companies and published market survey data). Base salary ranges are designed so that salary opportunities for a given position will be approximately around the 25th percentile of the peer group (for our Chairman & Chief Executive Officer and Chief Financial Officer) or the median of market survey data (for all other Named Executives). Base salaries are also periodically reviewed to determine if they require “market” adjustments.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Increases to salaries of Named Executives made at that time may be “merit” based, depending on the Committee’s assessment of the individual’s performance taking into consideration the market competitive level of such increases.

The below table shows the respective 2018 base salaries of our Named Executives.

Named Executive	2018 Base Salary*
Kim Ann Mink	$850,000
Han Kieftenbeld	$457,449
Joshua Horenstein	$348,600
Mark Santangelo	$349,440
Sherry Duff	$345,030

*	Annual base salaries are effective as of April 1st of each calendar year.

Short-Term (Annual) Incentive Compensation

Certain short term incentive, or STI, awards granted through December 31, 2018 were provided as part of the 2018 Management Incentive Plan with targets established in a program for 2018, which we refer to as the 2018 STIP. The Named Executives participated in the 2018 STIP along with other Company employees worldwide and except as provided in individual employment agreements, participants must be employed by the Company to receive payment of an award (typically in March of the following fiscal year).

Under the 2018 STIP, the Named Executives were eligible to receive individual, market-competitive bonuses measured as a percentage of base pay that would be earned if the executives and the Company achieved requisite performance goals. The following table shows the 2018 target bonus percentages for each Named Executive:

Named Executive	Bonus Target % (as a percentage of base salary)
Kim Ann Mink	100%
Han Kieftenbeld	60%
Joshua Horenstein	45%
Mark Santangelo	50%
Sherry Duff	45%

In determining the level of payout earned under the STIP, performance was assessed based on a combination of company-wide and personal performance. For the Named Executives, the company-wide performance, or C Factor, was weighted at 70%, and personal performance, or P Factor, was weighted at 30%. Threshold, target and maximum payout levels were set for goals under both the C and P Factors, as well as the overall 2018 STIP calculation formula and are summarized below.

STIP Bonus Formula:

Base Salary x Target Bonus Percentage x Performance Factor

Performance Factor: [(70% x C Factor results) + (30% x P Factor results)]

	Performance Outcome Impact on STIP Bonus Multiplier
Performance Category	Weight	Below Threshold	Threshold	Target	Maximum
Company-wide (C Factor)	70%	0%	33%	100%	200%
Individual / personal (P Factor)	30%	*	*	100%	200%

*

There is no formal threshold for the P Factor. To help ensure pay-for-performance alignment, if the P-factor is assessed below target, then generally either (i) no payout is earned in respect of the personal performance element of the bonus or (ii) no bonus at all is earned.

The purpose for having both a P Factor and a C Factor is to reward both individual accomplishments, as well as accomplishments that are instrumental to the overall success of the Company.

C Factor Targets, Thresholds and Results for 2018

The C Factor for Named Executives was split between separate goals for adjusted earnings before interest, taxes, amortization and depreciation, or Adjusted EBITDA, and average working capital as a percentage of sales, or AWC. We used these metrics because we determined these metrics would best align our short-term cash incentive compensation with stockholder interest in cash generation.

The 2018 C Factor goals and results are summarized below (the Adjusted EBITDA numbers are in millions):

Factor Component*	Threshold (33% award level)	Target (100% award level)	Maximum (200% award level)	“C” Factor Weighting	2018 Results
Adjusted EBITDA	$97.2	$138.9	$159.7	80%	$124.9
AWC	23.0%	20.9%	18.8%	20%	22.7%

*

Adjusted EBITDA equals EBITDA for the year ended December 31, 2018, minus certain unusual charges, as summarized below, and is shown in millions. AWC equals (i) the 12-month average of total current assets excluding cash, minus (ii) the 12-month average of total current liabilities excluding short-term debt, divided by net sales, of the Company.

Based on the Company’s financial performance for 2018, in respect of these two components, the overall C Factor score applied to all Named Executives was 0.70, or 70% of target.

The 2018 STIP Company performance calculations included adjustments for exclusion of certain unusual expenses or revenues (including value chain transition costs and Mexico natural gas supply imbalance charges), severance-related costs, non-cash stock compensation, merger and acquisition-related expenses, and currency translation effects.

P Factor Criteria for 2018

The P Factor for the Named Executives was based upon achieving individual performance objectives that typically include one or more of these five categories: (1) safety, quality, governance and compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. As noted, target performance results on the P Factor will equal 100% payout and the maximum payout is capped at a 200% payout level, but in practice, P Factor scores above 150% have a very low probability of attainment.

Based on the scoring process pertaining to their personal objectives for 2018, Dr. Mink, Mr. Horenstein, Mr. Santangelo and Ms. Duff achieved 2018 P Factor scores of 1.0, 0.8, 1.0 and 0.8, respectively. In 2018, when issuing P Factor results for each Named Executive, the Board and the Committee adjusted the overall assessment based on the Company’s C Factor in 2018 being below target. As such, the P Factor scores reflect this adjustment based on Company results, rather than actual personal performance. The current Named Executives’ P Factor determinations for 2018 reflected the following individual achievements:

Kim Ann Mink	Dr. Mink’s score (1.0) reflects her overall leadership of the Company. Under Dr. Mink’s leadership, good progress was made advancing the Company’s Vision 2022 growth plan to transform the growth profile of the Company and increase presence in attractive Food, Health and Nutrition end-markets, including: delivering bottom-line benefits through Operational Excellence initiatives; advancing efforts to be viewed as a partner-of-choice with the focus on Commercial Excellence; and advancing the multi-faceted strategic value chain repositioning initiative.

Josh Horenstein	Mr. Horenstein’s score (0.8) reflects his leadership of the Company’s legal function. Under Mr. Horenstein’s leadership, the Company successfully completed the legal work for several key strategic initiatives, including value chain repositioning activities, including assisting in driving new supply agreements and contracts. In addition, Mr. Horenstein permanently assumed the chief human resources officer role and had an impact on improving the Company’s human resources processes.

Mark Santangelo	Mr. Santangelo’s score (1.0) reflects his leadership of the Company’s manufacturing, engineering, EH&S, and business management functions. Under his leadership, the Company significantly improved safety compliance programs, procedures and implementation which were a contributing factor in achieving the best safety results on record at the Company. In addition, under Mr. Santangelo’s leadership, in support of the Company’s Vision 2022 growth plan, significant progress was made in advancing the strategic value chain repositioning initiative with the completion of major milestones, including the signing of strategic PPA and MGA supply agreements, receipt of the long lead-time environmental and operational government permits, and advancement of the supporting multi-faceted capital investments.

Sherry Duff	Ms. Duff’s score (0.8) reflects her leadership of the Company’s marketing, technology, corporate development, and quality assurance functions. Under her leadership, the Company moved forward with investments in developing organizational proficiency in marketing. In addition, in support of the Vision 2022 growth plan, Ms. Duff led the technology organization to deliver wins through the SPARC new product development program to drive organic growth.

Overall 2018 STIP Results

Taking into account the achievement of the applicable C Factors and P Factors, awards for the current Named Executives under the 2018 STIP were as follows:

Name	Base Salary Used to Calculate STIP (in dollars)	Bonus Target as a % of Base Salary	Weighted C Factor Results	Weighted P Factor Results	Target Percentage Earned	STIP Award (in dollars)	STIP Award as % of Base Salary
Kim Ann Mink	850,000	100%	0.70	1.0	79%	671,500	79%
Joshua Horenstein	348,600	45%	0.70	0.8	73%	114,515	33%
Mark Santangelo	349,440	50%	0.70	1.0	79%	138,029	40%
Sherry Duff	345,030	45%	0.70	0.8	73%	113,342	33%

Effective March 15, 2019, Mr. Kieftenbeld’s employment with the Company was terminated. In connection with his overall performance, Mr. Kieftenbeld received a STI bonus for 2018 at 49% of his target STI bonus amount.

Long-Term Incentive Compensation

Prior to the adoption of our 2018 Long-Term Incentive Plan discussed below, our principal tool for supporting a long-term incentive, or LTI, program was our 2009 Long Term Incentive Plan, which we refer to as the 2009 Plan. The 2009 Plan allows for grants of performance shares, restricted shares and stock options, and we regularly grant these forms of LTI awards to align the interests of executives with those of stockholders. These elements are generally summarized below.

•   Authorized (but as of yet unissued) shares of the Company’s common stock which are issued if pre-established measures of Company performance are met for a multi-year performance cycle

•   Paid at the end of the multi-year cycle and generally cannot be earned unless (i) the participant is still employed with the Company and (ii) the minimum goals for the cycle are met

•   May also be awarded with dividend equivalents which are paid only on the distribution of performance shares, if earned

•   Shares of common stock issued at the time of award, which have a three year ratable vesting schedule

•   Do not depend on performance and participants may vote and receive dividends in the interim on these shares

•   Non-transferable rights to purchase common stock at a fixed exercise price which have a three-year ratable vesting schedule (do not depend on performance) and remain exercisable over a ten-year term

•   The number of stock options is determined by dividing the stock option value awarded in dollars and the economic value of each option as calculated using a Black-Scholes methodology

•   Exercise price of stock options is equal to the closing price of the stock on the NASDAQ Global Select Market on the date of the grant. No grants are permitted with an exercise price that is other than the price on the grant date

The Committee’s considerations regarding long-term incentives resulted in a grant to our Named Executives in April 2018, which we refer to as the 2018 LTI Grant, under the 2009 Plan. The 2018 LTI Grants were awarded to these Named Executives at levels which the Committee considered to be market-competitive, reflecting a diversified LTI portfolio, and consistent with our established LTI guidelines. The 2018 LTI Grants were in the form of performance shares (30% of value), restricted stock shares (40% of value) and stock options (30% of value). This mix balances the Committee’s objectives of aligning pay with sustainable long-term performance and stockholders’ interests, as well as retaining the talent needed to deliver against Vision 2022 and beyond.

The following table shows the value of 2018 LTI Awards as a percentage of the base salary for our Named Executives:

Named Executive	LTI Award % of Base Salary*
Kim Ann Mink	220%
Han Kieftenbeld	90%
Joshua Horenstein	75%
Mark Santangelo	50%
Sherry Duff	75%

*

Percentage of base salary on the grant date employing valuation methodology of options used by the Committee for award purposes, which included for 2018, in addition to that disclosed under footnote (1) of the Summary Compensation Table, average per share pricing for a pre-grant period of 30 days.

The portion of the 2018 LTI grants allocated to performance shares is structured as follows:

Performance metric	Definition	% of total performance- share grant
Free Cash Flow, or FCF	Cash from operations, plus cash used for capital expenditures (with capital expenditures being a deduction from cash from operations), plus cash received from sale leaseback transaction.	60%

Contribution Margin as a percentage of sales, or CM	Contribution margin dollars (net sales minus all variable costs) divided by net sales	40%

For the 2018 LTI grants, a target goal is set for each performance measure (at the respective weightings specified above) considering the Company’s strategic plan and linked with a target payout. A range of performance outcomes is then determined for each measure and linked with minimum and maximum payouts.

For the 2018 LTI Grants, threshold payout for the FCF and CM are 50% of target and the maximum payout for the FCF and CM are 200% of target.

Payout = (FCF Bonus Factor x 60%) + (CM Bonus Factor x 40%)

The performance parameters for the 2018 LTI Grants are subject to adjustment in the case of business acquisitions by the Company. These depend on approval of acquisition case forecasts and their consolidation into previously established base financial projections, including updating for post-closing adjustments, and resulting, as applicable, in revised targets for FCF and CM. No adjustments were made to the targets in 2018. In 2018, the performance results were subject to certain adjustments. The FCF results were adjusted for restructuring and severance payments made and Mexico natural gas supply imbalance charges. The CM results were adjusted for Mexico natural gas supply imbalance charges and value chain transition costs.

In addition, to further align management’s interests with stockholders, the Committee also included a stockholder return “modifier” for the performance shares included in the 2018 LTI Grants. Specifically, overall payouts of performance shares will be modified based on the Company’s total stockholder return, or TSR, over the three-year performance cycle as compared to the TSR earned by the companies composing the Standard and Poor’s 500 Index, or S&P 500, during this same period, with the following payout structure:

Company TSR performance vs. S&P 500 TSR performance	Payout
Below 25th percentile	Payout reduced by 25% of calculated amount

Between 25th and 75th percentile	No change

Above 75th percentile	Payout increased by 25% of calculated amount

Please see the summary below for further illustration.

At the Company’s 2018 annual meeting of stockholders, the Company’s stockholders approved the Company’s 2018 Long-Term Incentive Plan, or 2018 Plan. The 2018 Plan replaced the 2009 Plan. Future LTI awards will be made under the 2018 Plan. Like the 2009 Plan, the 2018 Plan allows for grants of performance shares, restricted shares and stock options. The 2018 Plan also allows for a variety of different types of incentives, and future grants may include types and combinations differing from those awarded previously in order to address market conditions. A detailed summary of the 2018 Plan was included in the Company’s Proxy Statement on Schedule 14A for the Company’s 2018 annual meeting of stockholders.

Incentive Compensation Recoupment Policy

The Company has a policy to “seek to recover incentive compensation paid to any executive as required by the provisions of the Dodd-Frank Act or any other ‘clawback’ provision required by law, rule or the listing requirements of the NASDAQ Global Select Market or any other exchange on which the Company’s equity securities are traded.” The policy vests the Committee with full authority and empowers it to enforce the policy on behalf of the Company and to promulgate necessary or desirable rules to carry it out. Upon enactment of definitive standards, rules or listing requirements by the SEC or an applicable exchange, the Committee is also required to develop and present for consideration and enactment by the Board of Directors any amendments to the policy as the Committee deems in the best interests of the Company and its stockholders. As participants in those programs, the recoupment policy extends to the Named Executives.

Stock Ownership Policy

The Committee believes that management should maintain substantial ownership interests in Company stock. The Named Executives are subject to the Company’s Executive and Director Stock Ownership Policy adopted by the Board as amended and restated in December 2017. Under that policy, executives are given until five years after their hire date to achieve and maintain a level of ownership of common stock equal in value to a set multiple of their annual base salary. The ownership requirements are as follows:

Role	Ownership guidelines
Non-employee Directors	5x annual cash retainer
Chief Executive Officer	5x base salary
Chief Financial Officer	2x base salary
All Other Named Executives	2x base salary
SVPs	2x base salary
VPs	1x base salary

As of December 31, 2018, based on the computational rules under the policy, Dr. Mink achieved her ownership requirement and the other current Named Executives are still within their five-year compliance period. None of the current Named Executives has sold any Innophos stock since joining Innophos.

Policy Restricting Hedging

The Company maintains an insider trading policy, or ITP, which was mostly recently amended in 2018. The ITP applies to “senior personnel,” a term including all participants (among whom are our officers and directors) in the Company’s equity based plans, and, among other things, prohibits them from (i) short-selling Company stock or (ii) purchasing, selling or engaging in any other transaction involving “derivative” securities (that is, securities related to the value of Innophos equity securities), except for grants under Company employee benefit plans. As a result of these restrictions, the Committee believes the ITP effectively curtails hedging activities by those persons. The Company’s employee benefit plans dealing with stock are administered by the Committee in observance of SEC Rule 16b-3, which excludes all but disinterested directors from decision making as to the nature and timing of awards. Moreover, grants and awards under those programs are made at current fair market value and are not transferable, nor can they serve as collateral until an underlying security is issued, so, in any event, they cannot support interim hedging instruments.

Policy Restricting Pledging

Our directors and executive officers (and others, including family members, whose Innophos securities the foregoing persons are deemed to beneficially own) are prohibited from holding Innophos securities in a margin account and from maintaining or entering into any arrangement that, directly or indirectly, involves the pledge of Innophos securities or other use of Innophos securities as collateral for a loan.

Retirement and Other Benefits

The Company provides savings and retirement programs to the Named Executives. These plans are offered to remain competitive in the market and assist Named Executives in planning for their future, allowing them to better focus on Company needs.

All employees in the United States (including the Named Executives) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan, or DCP, maintained by our subsidiary, Innophos, Inc.

The participating Named Executives (and all other participating U.S. employees) are eligible to receive, at the Company’s sole discretion, annual retirement contributions from Innophos calculated on the basis of a uniform percentage of compensation and eligible earnings which are deposited into a self-directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are fully vested for participants after three years of company service. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified “Innophos, Inc. Retirement Savings Restoration Plan,” or the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($275,000 in 2018). It does not duplicate benefits paid under the tax qualified plan.

The savings plan feature of the DCP is a tax-qualified retirement savings plan under which eligible participants in the United States (including the Named Executives) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the DCP on a before-tax basis. The employer matches 100% of the first 4% (increased to 5% in 2019) of pay that is contributed by the participant. Enrollment in the savings plan is automatic for newly hired employees (with “opt-out” features), and Company matching contributions become fully vested immediately.

Of the Named Executives, only Dr. Mink and Mr. Horenstein were fully vested in the DCP employer annual retirement contributions feature of the savings plan.

The DCP is the prevalent type of retirement plan sponsored by U.S. employers today, and we believe it is the most appropriate retirement vehicle consistent with providing benefits, participant involvement and protection against risk to the stockholders’ investment. In particular, we believe that our DCP and Restoration Plan are representative of programs being afforded to executives in the United States by the majority of our competitors and compare favorably to others based on overall employer contribution levels and the weight given to employees with higher levels of eligible compensation and greater seniority such as our Named Executives.

In addition, U.S. senior executives are eligible for executive disability and life insurance coverage by personal election. All Named Executives elected coverage in 2018 under these benefits that are offered to partially compensate for limits in the general employee benefit coverage that restrict the income protection for executives.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with market practice and our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits.

All Named Executives are provided with a capped reimbursement of expenses for certain financial planning and tax preparation assistance. Dr. Mink receives a taxable car allowance of $1,000 per month.

Attributed costs of the personal benefits described above for the Named Executives for the fiscal year ended December 31, 2018 are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Executive Employment Agreements

Each of our Named Executives who is currently serving in an executive role has an employment or change in control agreement with the Company. The agreements for these Named Executives were developed to provide them with current, market-competitive employment protections, furnish additional motivation, and thereby retain them in their key roles at the Company. The Committee used the services of its consultant in developing and reviewing the terms of the agreements and relied on outside counsel to the Company in negotiating and documenting them, while the executives were separately represented. The agreements with our Named Executives are described in more detail below under the caption “—Employment-Related Agreements with Named Executives.”

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 in non-performance based compensation that is paid to covered employees. For 2017 and prior years, covered employees for this purpose included our CEO and our three other most highly compensated executive officers (other than our CFO), unless the compensation met the requirements of qualified performance-based compensation under Section 162(m). In 2017, a portion of Dr. Mink’s compensation was not deductible for federal income tax purposes. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) applies to compensation paid to any individual who serves as the CEO or CFO or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year, and there is no longer any exception for qualified performance-based compensation granted after November 2017. Although some outstanding awards will not result in a compensation deduction until after 2017, we believe the transition rules in effect for binding contracts in effect on November 2, 2017 should continue to allow certain of these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such grants are not materially modified (“grandfathered amounts”). For periods after 2017, without the performance-based compensation exception, it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our CEO, CFO or one of our other three most highly compensated executive officers in 2017 or any later year will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes that the lost deduction on compensation payable in excess of $1 million for each named executive officer is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to retain the discretion to pay compensation that is in excess of the $1 million deductibility limit.

Role of Executive Officers in Compensation Decisions

The full Board determines compensation for the CEO. The Committee determines all compensation for the other Named Executives, while at the same time making recommendations to the full Board with respect to all compensation for the CEO. The process for evaluating the CEO involves periodic evaluation and review by the Committee. This process is followed by an annual review by the Committee with the CEO and by the Committee with the full Board. For the other Named Executives, the conclusions and recommendations, including salary adjustments and annual cash and equity award amounts, are presented by the CEO to the Committee for its consideration and discussion annually (or in connection with a new hire). This process involves a review of pertinent materials and sources, including scoring and obtaining input from other members of the Board, regarding performance of the senior executives. In addition to the services of Towers and other advisors, the Committee has regularly called upon the Chief Human Resources Officer for assistance and advice in reviewing recommendations, designing compensation plans, providing leadership in succession planning, and generally supporting the Committee’s functions. The Committee considers these recommendations and all factors it deems relevant in making its determinations on the compensation of the senior executives.

Coincident with the Company’s finalizing full year audited financial statements, the Committee’s goal is to take action on salaries and short-term incentives by March of the following year. The Committee’s goal for long-term incentives, given the design requirements of multi-year cycles, is to act as soon as feasible after parameters for those cycles can be evaluated and not later than when the short-term incentives are determined. For 2018, the Committee completed its design, targeting and award activities on a timely basis within such framework.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

John Steitz (Chair)

Gary Cappeline

Linda Myrick

Robert Zatta

Summary Compensation Table

The following table sets forth certain compensation for our Named Executives. For a further discussion of the compensation paid to our Named Executives reported in the Summary Compensation Table, see “—Employment-Related Agreements—Named Executives” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Kim Ann Mink	2018	837,500	—	$1,223,611	$533,864	671,500	—	87,491	3,353,967
Chairman, Chief Executive Officer & President	2017	787,500	50,400	$1,104,653	$465,519	936,800	—	138,192	3,483,064
	2016	750,000	—	275,728	383,331	—	—	123,907	1,532,966

Han Kieftenbeld	2018	454,112	—	$269,382	$117,536	134,490	—	45,662	1,021,181
Former Senior Vice President, Chief Financial Officer	2017	439,344	16,787	$275,940	$116,290	272,070	—	82,414	1,202,845
	2016	318,750	—	206,819	191,665	171,169	—	41,437	949,341

Sherry Duff	2018	340,923	—	$169,297	$73,870	113,342	—	27,193	724,625
Senior Vice President, Chief Marketing & Technology Officer	2017	323,950	9,315	$124,764	$52,586	173,155	—	51,326	735,096

Joshua Horenstein	2018	338,950	—	$258,405	$74,635	114,515	—	27,840	814,345
Senior Vice President, Chief Legal and Human Resources Officer	2017	297,479	8,788	$119,040	$50,168	167,539	—	44,264	687,278

Mark Santangelo	2018	346,080	—	$203,065	$49,875	138,029	—	39,494	776,543
Senior Vice President, Manufacturing, Engineering, and EH&S

(1)

The SEC rules relating to executive compensation disclosure require reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years presented in this Summary Compensation Table reflects the full grant date fair value, and with respect to certain stock awards in prior years, these awards assume the performance conditions will be achieved at target levels. Assumptions used in the calculation of these amounts were computed in accordance with FASB ASC Topic 718 and are set forth in footnote 12 to the Company’s Financial Statements for the year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The values for the 2018 performance shares are reported in the Summary Compensation Table at target, as this was determined to be the probable outcome. The maximum values for the 2018 performance shares are as follows: Dr. Mink: $1,048,776; Mr. Kieftenbeld: $230,888; Ms. Duff: $145,100; Mr. Horenstein: $146,593; and Mr. Santangelo: $97,964.

(2)	Amounts included in this column represent the annual STI awards (i.e. cash bonus from the named plan) which were earned and accrued during the subject year.
(3)	Other compensation for 2018:

Name	Supplemental Contributions for 401(k) Savings (a)	Annual Contributions for Defined Contribution Plans(b)	Nonqualified Deferred Compensation (c)	Other (d)	Total Other Compensation
Kim Ann Mink	10,800	5,888	35,216	35,587	87,491
Han Kieftenbeld	10,800	5,888	10,775	18,199	45,662
Sherry Duff	10,800	5,888	3,873	6,632	27,193
Joshua Horenstein	8,248	4,491	3,517	11,584	27,840
Mark Santangelo	10,800	5,888	4,176	18,630	39,494

(a)	Matching contributions by the Company to each of the Named Executives pursuant to the DCP.
(b)	Annual retirement contribution by the Company to each of the Named Executives pursuant to the DCP.
(c)	Contributions by the Company to each of the Named Executives pursuant to the Restoration Plan. See “-Nonqualified Deferred Compensation” below.
(d)	Other includes the following:

	Vehicle Allowances	Executive Life / Disability Insurance	Financial Planning	Total
Kim Ann Mink	12,000	8,587	15,000	35,587
Han Kieftenbeld	—	8,667	9,532	18,199
Sherry Duff	—	6,632	—	6,632
Joshua Horenstein	—	7,814	3,770	11,584
Mark Santangelo	—	8,800	9,830	18,630

Grants of Plan Based Awards

The following table summarizes information regarding grants of plan-based awards for Named Executives during the fiscal year ended December 31, 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Market Value of Stock and Option Awards ($)(3)
Kim Ann Mink	April 2, 2018	N/A	N/A	N/A	6,675	13,350	26,700	—	—	—	524,388
	April 2, 2018	N/A	N/A	N/A	—	—	—	17,801	—	—	699,223
	April 2, 2018	N/A	N/A	N/A	—	—	—	—	73,333	39.28	533,864
		298,350	850,000	1,700,000

Han Kieftenbeld	April 2, 2018	N/A	N/A	N/A	1,470	2,939	5,878	—	—	—	115,444
	April 2, 2018	N/A	N/A	N/A	—	—	—	3,919	—	—	153,938
	April 2, 2018	N/A	N/A	N/A	—	—	—	—	16,145	39.28	117,536
		96,339	274,469	548,938

Sherry Duff	April 2, 2018	N/A	N/A	N/A	924	1,847	3,694	—	—	—	72,550
	April 2, 2018	N/A	N/A	N/A	—	—	—	2,463	—	—	96,747
	April 2, 2018	N/A	N/A	N/A	—	—	—	—	10,147	39.28	73,870
		54,498	155,264	310,528

Josh Horenstein	March 7, 2018	N/A	N/A	N/A	—	—	—	2,000	—	—	87,380
	April 2, 2018	N/A	N/A	N/A	933	1,866	3,732	—	—	—	73,296
	April 2, 2018	N/A	N/A	N/A	—	—	—	2,488	—	—	97,729
	April 2, 2018	N/A	N/A	N/A	—	—	—	—	10,252	39.28	74,635
		55,061	156,870	313,740

Mark Santangelo	April 2, 2018	N/A	N/A	N/A	624	1,247	2,494	—	—	—	48,982
	April 2, 2018	N/A	N/A	N/A	—	—	—	1,663	—	—	65,323
	April 2, 2018	N/A	N/A	N/A	—	—	—	—	6,851	39.28	49,875
	August 2, 2018	N/A	N/A	N/A	—	—	—	2,000	—	—	88,760
		61,327	174,720	349,440

(1)

Reflects potential awards under the 2018 STIP. Awards can range from 0% to 200% of the target award. See “- Compensation Discussion and Analysis—Overview of Executive Compensation Program-Short Term (Annual) Incentive Compensation” above. The actual 2018 STIP award earned is indicated in the Summary Compensation Table above under the “Non-Equity Incentive Plan Compensation” column.

(2)

Consists of performance shares, which if earned, vest at the end of a three-year performance cycle. The number of shares earned can range from 0% to 200% of the target. See “—Compensation Discussion and Analysis—Overview of Executive Compensation Program—Long-Term Incentive Compensation” above.

(3)

The grant date fair value for the performance shares is $39.28 per common share at target level. The other stock awards granted on April 2, 2018 consist of restricted stock with a grant date fair value of $39.28 per common share. The fair value for the April 2, 2018 stock option grants is $7.28 per common share. The fair value for the March 7, 2018 and August 2, 2018 restricted stock awards were $43.69 and $44.38, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards for the Named Executives at December 31, 2018:

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (3)
Kim Ann Mink	December 14, 2015	55,195	—	—	29.04	December 14, 2025	—	—	—	—
	April 1, 2016	83,152	—	—	31.11	April 1, 2026	—	—	—	—
	April 3, 2017	26,823	13,412	—	52.51	April 3, 2027	—	—	—	—
	April 2, 2018	24,444	48,889	—	39.28	April 2, 2028	—	—	—	—
	December 14, 2015	—	—	—	—	—	13,774	337,876	—	—
	April 3, 2017	—	—	—	—	—	4,007	98,292	9,016	221,162
	April 2, 2018	—	—	—	—	—	11,867	291,098	13,350	327,476
Han Kieftenbeld	April 1, 2016	27,717	13,859	—	31.11	April 1, 2026	—	—	—	—
	April 3, 2017	3,350	6,701	—	52.51	April 3, 2027	—	—	—	—
	April 2, 2018	—	16,145	—	39.28	April 2, 2028	—	—	—	—
	April 1, 2016	—	—	—	—	—	2,216	54,358	—	—
	April 3, 2017	—	—	—	—	—	2,002	49,109	2,252	55,242
	April 2, 2018	—	—	—	—	—	3,919	96,133	2,939	72,094
Sherry Duff	April 3, 2017	1,515	3,030	—	52.51	April 3, 2027	—	—	—	—
	April 2, 2018	—	10,147	—	39.28	April 2, 2028	—	—	—	—
	April 3, 2017	—	—	—	—	—	905	22,200	1,018	24,972
	April 2, 2018	—	—	—	—	—	2,463	60,417	1,847	45,307
Joshua Horenstein	March 30, 2012	440	—	—	50.12	March 30, 2022	—	—	—	—
	March 29, 2013	746	—	—	54.59	March 29, 2023	—	—	—	—
	March 28, 2014	1,078	—	—	55.49	March 28, 2024	—	—	—	—
	May 8, 2015	1,410	—	—	49.54	May 8, 2025	—	—	—	—
	April 1, 2016	7,937	3,969	—	31.11	April 1, 2026	—	—	—	—
	April 3, 2017	1,445	2,891	—	52.51	April 3, 2027	—	—	—	—
	April 2, 2018	—	10,252	—	39.28	April 2, 2028	—	—	—	—
	April 1, 2016	—	—	—	—	—	635	15,577	—	—
	April 3, 2017	—	—	—	—	—	863	21,169	972	23,843
	March 7, 2018	—	—	—	—	—	2,000	49,060	—	—
	April 2, 2018	—	—	—	—	—	2,488	61,031	1,866	45,773
Mark Santangelo	May 1, 2017	658	1,315	—	48.42	May 1, 2027	—	—	—	—
	April 2, 2018	—	6,851	—	39.28	April 2, 2028	—	—	—	—
	May 1, 2017	—	—	—	—	—	362	8,880	407	9,984
	April 2, 2018	—	—	—	—	—	1,663	40,793	1,247	30,589
	August 2, 2018	—	—	—	—	—	2,000	49,060	—	—

(1)

Options vest in three equal annual installments beginning one year from grant date, except (i) the April 1, 2016, April 3, 2017 and April 2, 2018 options vest in three equal annual installments beginning on March 31st of the year following the grant, and (ii) in the case of Dr. Mink, the April 3, 2017 options vest in three equal annual installments on December 31st of 2017, 2018 and 2019, and the April 2, 2018 options vest in three equal installments on December 31st of 2018, 2019 and 2020, respectively.

(2)

Reflects the restricted stock amounts granted on April 1, 2016, April 3, 2017, March 7, 2018, April 2, 2018 and August 2, 2018, as well as a grant of restricted stock units to Dr. Mink on December 14, 2015. All of the restricted stock awards vest in three equal annual installments beginning on March 31st of the year following the grant, provided that Dr. Mink’s restricted stock awards vest in three equal annual installments beginning on December 31st of the year following the grant. Dr. Mink’s restricted stock units vest in four equal annual installments on December 31, 2016, 2017, 2018 and 2019.

(3)	The market value per common share at December 31, 2018 was $24.53.
(4)	Reflects those performance shares that are not earned which are measured at threshold level, which was the performance that we were tracking as of December 31, 2018.

Options Exercises and Stock Vested

The following table sets forth information regarding option exercises and stock vesting for the Named Executives for the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Number of Shares withheld to cover taxes(#)	Value Realized on Vesting ($)
Kim Ann Mink	—	—	31,060	14,891	761,902
Han Kieftenbeld	—	—	3,217	1,023	129,356
Sherry Duff	—	—	453	141	18,215
Joshua Horenstein	—	—	1,176	321	47,287
Mark Santangelo	—	—	181	44	7,278

(1)

Represents the vesting of restricted stock awards which vest annually over three years. These restricted stock awards vested at a closing price of $40.21 on March 31, 2018, provided that Dr. Mink’s awards vested at a closing price of $24.53 on December 31, 2018.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the United States participate in the Company’s DCP, and all contribution amounts relating to that plan have been included under “All Other Compensation” in the above Summary Compensation Table.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation of the Named Executives during the fiscal year ended December 31, 2018:

Name	Executive Contributions in 2018 ($)	Registrant Contributions in 2018 ($) (1)	Aggregate earnings in 2018 ($) (2)	Aggregate Withdrawals/ Distributions during 2018 ($)	Aggregate Balance at December 31, 2018 ($) (3)
Kim Ann Mink	—	35,216	(13,150)	—	220,363
Han Kieftenbeld	—	10,775	(3,930)	—	53,305
Sherry Duff	—	3,873	(947)	—	13,822
Josh Horenstein	—	3,517	(1,229)	—	11,856
Mark Santangelo	—	4,176	4,176	—	4,176

(1)

Named Executives whose total eligible compensation exceeds the Code limits in the qualified plan are entitled to participate in the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($275,000 in 2018)). The amounts included in this column are included in the All Other Compensation column in the Summary Compensation Table.

(2)

The Named Executive has an account under the Restoration Plan which includes any earnings and losses based on the performance of a variety of funds the individual may choose. The Company does not guarantee any rate of return on the compensation deferred. None of the earnings in this column are included in the Summary Compensation Table.

(3)

The portion of the aggregate balance as of December 31, 2018 reported in the summary compensation tables prior to the current year-end for the following Named Executives were: Dr. Mink $175,580; Mr. Kieftenbeld $46,687; Mr. Horenstein $8,718; Ms. Duff $10,896; and Mr. Santangelo $0.

Potential Payments to Named Executives Upon Termination or Change-in-Control

Dr. Mink, Mr. Kieftenbeld and Mr. Horenstein are eligible for severance in the event of qualifying terminations in accordance with their respective employment agreements described in more detail below under “—Employment-Related Agreements with Named Executives” as well as our general Innophos severance policies and equity plans (amounts payable under such contracts shall be offset by any amounts otherwise payable under such policies). As noted below, Mr. Kieftenbeld’s employment with the Company has been terminated and his severance in connection therewith is described below under “Employment-Related Agreements—Named Executives.” Those agreements reflect terms negotiated between the Company and such Named Executive. All of these Named Executives are eligible for severance payments and acceleration of vesting of certain awards in the event of a qualified termination. These types and amounts of benefits under the agreements, policies and plans can be summarized for Dr. Mink, Mr. Kieftenbeld and Mr. Horenstein, respectively, as follows (the number of months noted below indicates the number of months applicable to Dr. Mink, Mr. Kieftenbeld and Mr. Horenstein, respectively):

•	Termination Without Cause or For Good Reason, or Termination as a Result of Non-Renewal by the Company:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

¡	Base Salary for 24, 12 and 12 months, respectively, from termination—payable in monthly installments

¡	Amount equivalent to the annual STI bonus at “target” level prorated for actual service in year of termination

¡	Annual STI bonus at “target” level that would have been earned if executive had remained employed for 24, 12 and 12 months, respectively, from termination

¡

Vesting of all “retention incentive awards” (including LTI awards) that would have become vested during the 24, 12 and 12 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance (for vesting purposes)

¡	For Dr. Mink only, if terminated prior to December 31, 2018, grants of LTI awards that would have been made had she remained employed through December 31, 2018

¡	Continued coverage under insurance and other welfare plans for 24, 12 and 12 months, respectively, from termination

•	Termination Without Cause or For Good Reason, Termination as a Result of Non-Renewal, in Connection with Change-in-Control:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

¡	Base Salary for 36, 24 and 24 months, respectively, or as set forth in Company severance policy, if greater, from termination—payable in lump sum

¡	Amount equivalent to annual STI bonus at “target” level prorated for actual service in year of termination

¡	Annual STI bonus at “target” level that would have been earned if executive had remained employed for 36, 24 and 24 months, respectively, from termination

¡

Vesting of all “retention incentive awards,” including, with respect to LTI awards, vesting of all unvested stock options and unvested restricted stock, as well as vesting (at the greater of target or the number of shares earned if the cycle ended on the date of the change in control) of all performance shares underlying outstanding awards

¡	For Dr. Mink only, if terminated prior to December 31, 2018, grants of LTI awards that would have been made had she remained employed through December 31, 2018

¡	Continued coverage under insurance and other welfare plans for 36, 24 (18 for medical coverage) and 24 (18 for medical coverage) months, respectively, from termination

•	Termination for Cause:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Termination by Death or Disability:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

¡	Continued coverage for spouse and eligible dependents under insurance and other welfare plans for greater of 12 months or applicable Company plan or policy period from termination

¡

Vesting of all “retention incentive awards,” including, with respect to LTI awards, vesting of all unvested stock options and unvested restricted stock, as well as vesting (at target) of all performance shares underlying outstanding awards (pro rata based on the last month of service)

•	Termination by Retirement:

¡	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

¡

Entitlement to LTI plan performance shares for the performance cycle period up to retirement contingent upon actual Company attainment of goals at end of cycle (or, in connection with Change-in-Control, at a minimum assuming that target level of performance had been achieved)

¡	continued vesting of restricted stock and stock options

As discussed further below under “Employment-Related Agreements—Named Executives,” pursuant to their respective change in control agreements, in the event of a non-cause termination which occurs within the twelve month period following (or within the six month period prior to) a change in control of the Company, Mr. Santangelo and Ms. Duff shall be entitled to receive severance benefits equal to such executive’s annual base salary and short-term bonus amounts (at “target” level) for the twelve months following such executive’s termination date, payable in monthly installments or a lump sum, as applicable.

In addition, in connection with any non-cause termination, Mr. Santangelo and Ms. Duff are entitled to receive the severance set forth in Innophos’ general severance policies applicable to all employees, which severance includes all accrued and unpaid compensation, expenses and vacation to termination date, as well as a cash severance payment based on years of service (16 weeks of severance in the case of Mr. Santangelo and 18 weeks for Ms. Duff), which is paid monthly over the applicable severance period. In connection with any cessation of employment, any outstanding equity awards held by Mr. Santangelo or Ms. Duff are subject to the standard vesting and exercise terms set forth in Innophos’ equity compensation plans, which generally provide that (A) in connection with a termination without cause or for good reason, (i) the employee’s unvested stock options do not vest (any vested stock options must be exercised within 90 days), (ii) the employee’s unvested restricted stock does not vest (or, in the case of grants prior to 2017, continues to vest pursuant to the applicable vesting schedule through the year of such termination), and (iii) the employee’s performance shares which have been earned shall immediately vest, and (B) in connection with a termination without cause or for good reason in connection with a change in control (only if the 2018 Plan is not continued following such change in control) or a termination as a result of the death or disability of the employee, the employee’s outstanding unvested stock options and unvested restrict stock immediately vest, and all performance shares underlying outstanding awards are vested (i) in connection with death or disability at target (pro rata based on the last month of service) or (ii) in the case of a change-in-control, at the greater of target or the number of shares earned if the cycle ended on the date of the change in control.

As of December 31, 2018, our Named Executives were eligible for the following severance payments (including the value of benefits delivered):

Named Executive	Death or Disability ($)	Termination Without Cause or for Good Reason ($)(1)	Termination Without Cause or for Good Reason in Connection with Change-in- Control ($)(2)
Dr. Mink*	212,500	3,825,000	5,737,500
Mr. Kieftenbeld*	114,362	846,281	1,692,561
Mr. Horenstein*	87,150	592,620	1,185,240
Ms. Duff*	—	149,292	586,551
Mr. Santangelo*	—	134,400	611,520

*

The amounts shown in the tables are derived from applying provisions of current employment agreements or change in control agreements, as applicable, with the Company as to salary and other benefits applicable to the Named Executives on December 31, 2018. Where the applicable terms of Innophos plans or policies may produce a larger benefit than an individual contract, the table gives effect to the provision producing the larger benefit.

(1)	Base salary severance is payable in monthly installments over the applicable severance period.
(2)	Base salary severance is payable in a lump sum.

The following includes the spread value (using the market value per share of our common stock of $24.53 on December 31, 2018) of all equity for each Named Executive whose vesting will accelerate in the event of the relevant termination scenarios:

Named Executive	Death or Disability ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change-in-Control ($)
Dr. Mink	864,425	1,275,903	984,806
Mr. Kieftenbeld	199,711	162,604	207,012
Mr. Horenstein	127,911	90,032	91,257
Ms. Duff	45,106	58,824	30,823
Mr. Santangelo	26,699	33,224	16,483

Employment-Related Agreements—Named Executives

Dr. Mink

Dr. Mink entered into an executive employment agreement with the Company, effective as of December 14, 2015, which was filed as an exhibit to the Company’s Annual Report on Form 10-K. The agreement provides for an initial term until December 31, 2018 and automatically renews for one-year terms thereafter, unless 90 days’ notice of non-renewal is provided by the other party. Pursuant to her employment agreement, Dr. Mink receives a base salary of $750,000 per year, subject to increase, but not decrease, at the discretion of the Board of Directors. Dr. Mink is eligible to participate in Innophos’ STI plan, with a target annual bonus equal to not less than 90% of her base salary. Dr. Mink will also be entitled to participate in Innophos’ LTI plan, with a target annual award of not less than 170% of her base salary, provided that her award for the 2016 year was issued on December 14, 2015, as described below.

Pursuant to her employment agreement, on December 14, 2015, Dr. Mink also received a grant of restricted stock units, representing the right to receive 55,097 shares of common stock of Innophos, a value equal to $1,600,000. This restricted stock unit award will vest in four equal annual installments at the end of each calendar year (beginning on December 31, 2016), provided that all remaining unvested amounts of the award will immediately vest in the event Dr. Mink’s employment is terminated without Cause or with Good Reason or in the event that her employment agreement is not renewed by the Company and expires before the final vesting date. Pursuant to her employment agreement, on December 14, 2015, Dr. Mink also received 68,269 restricted shares, which vest in three annual equal installments beginning on December 31, 2016, subject to certain vesting and forfeiture provisions, and options covering 55,195 shares, which vest in three equal annual installments beginning on December 31, 2016. On April 1, 2016, Dr. Mink received 8,863 restricted shares and options covering 83,152 shares (with the same vesting terms as the December 2015 grants), which grants replaced the portion of her December 2015 grant represented by performance shares, so that her entire 2016 LTI award, consistent with the 2016 LTI awards of all other employees, now consists solely of restricted shares and options.

In addition, her employment agreement also provides for certain payments and benefits in the event of a termination of Dr. Mink’s employment under specific circumstances. If, during the term of her employment agreement, her employment is terminated by Innophos other than for Cause, or by reason of her death or disability, or the agreement is terminated by Dr. Mink for Good Reason, or in the event of non-renewal of the employment agreement by the Company, she would be entitled to (1) continuation of her base salary and payment of short-term performance bonus at the rate in effect immediately prior to the termination date for 24 months following the termination date (or if the termination occurs during the initial term, for the greater of 24 months or the balance of the initial term), (2) continuation of coverage under Innophos welfare benefits that she would otherwise be eligible to receive as an active employee of Innophos for 24 months following the termination date, (3) vesting of long term incentive awards as if she had remained an active employee of Innophos for 24 months following the termination date, (4) if terminated prior to December 31, 2018, receipt of LTI awards that would have been granted prior to December 31, 2018 had she remained an active employee through such date, (5) the vesting of the unvested balance of the restricted stock unit award as noted above, and (6) a bonus for the portion of the year prior to the termination date.

The agreement has so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the executive’s employment occur, or in the event of non-renewal of the employment agreement, during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 36 months, and payment of the severance amounts in lump sum is required.

The employment agreement also provides confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition restrictions generally for a period of 24 months from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Innophos has agreed to indemnify Dr. Mink against certain liabilities or claims that may arise by reason of her employment by or service to Innophos, including indemnity and expense advancement for expenses or liabilities incurred as a result of any proceeding against her in her capacity as a director or officer.

Mr. Kieftenbeld

Mr. Kieftenbeld entered into an executive employment agreement with the Company, effective April 1, 2016, which was filed as an exhibit to the Company’s Annual Report on Form 10-K.

The agreement, which terminated in connection with Mr. Kieftenbeld’s termination of employment, had an initial term through December 31, 2017 and included an automatic renewal feature for one-year terms thereafter, unless 90 days’ notice of non-renewal is given by either party. Pursuant to his employment agreement, Mr. Kieftenbeld received a base salary of $425,000 per year, subject to increase, but not decrease, at the discretion of the Board or Compensation Committee.

The agreement may be terminated at any time by the Company with or without “Cause” (as defined) or by the executive with or without “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for termination as a result of disability or death. If, during the term of his employment agreement, his employment is terminated by Innophos other than for Cause or by Mr. Kieftenbeld for Good Reason, or in the event of non-renewal of the employment agreement by the Company, he would be entitled to (1) continuation of his base salary and payment of short-term performance bonus at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) continuation of coverage under Innophos welfare benefits that he would otherwise be eligible to receive as an active employee of Innophos for 12 months following the termination date, (3) vesting of long term incentive awards, and receipt of long term incentive awards, in each case as if he had remained an active employee of Innophos for 12 months following the termination date and all targets with respect to such awards were satisfied; and (4) a bonus for the portion of the year prior to the termination date.

The agreement has so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the executive’s employment occur, or in the event of non-renewal of the employment agreement, during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 24 months (provided that medical coverage is only extended to 18 months), and payment of the severance amounts in lump sum is required.

The employment agreement also provides confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition restrictions generally for a period of 12 months from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Innophos agreed to indemnify Mr. Kieftenbeld against certain liabilities or claims that may arise by reason of his employment by or service to Innophos, including indemnity and expense advancement for expenses or liabilities incurred as a result of any proceeding against him in his capacity as an officer.

Mr. Kieftenbeld’s employment was terminated on March 15, 2019. In connection therewith, pursuant to the terms of Mr. Kieftenbeld’s employment agreement, Mr. Kieftenbeld is eligible to receive 12 months of base salary continuation, target annual bonus for the period from March 15, 2019 to March 14, 2020, target annual bonus for the prorated period from January 1, 2019 to March 15, 2019, accelerated vesting of only his equity incentive awards that would have otherwise vested before March 15, 2020, and health insurance benefits through March 15, 2020. As required by the terms of his employment agreement, Mr. Kieftenbeld’s severance benefits are contingent upon his execution of a separation agreement including a general release of claims against the Company.

Mr. Horenstein

Mr. Horenstein entered into an executive employment agreement with the Company, effective September 1, 2016, which was filed as an exhibit to the Company’s Annual Report on Form 10-K.

The agreement has an initial term through December 31, 2017 and automatically renews for one-year terms thereafter, unless 90 days’ notice of non-renewal is given by either party. Pursuant to his employment agreement,

Mr. Horenstein receives a base salary of $275,000 per year, subject to increase, but not decrease, at the discretion of the Board or Compensation Committee.

The agreement may be terminated at any time by the Company with or without “Cause” (as defined) or by the executive with or without “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for termination as a result of disability or death. If, during the term of his employment agreement, his employment is terminated by Innophos other than for Cause or by Mr. Horenstein for Good Reason, or in the event of non-renewal of the employment agreement by the Company, he would be entitled to (1) continuation of his base salary and payment of short-term performance bonus at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) continuation of coverage under Innophos welfare benefits that he would otherwise be eligible to receive as an active employee of Innophos for 12 months following the termination date, (3) vesting of long term incentive awards, and receipt of long term incentive awards, in each case as if he had remained an active employee of Innophos for 12 months following the termination date and all targets with respect to such awards were satisfied; and (4) a bonus for the portion of the year prior to the termination date.

The agreement has so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the executive’s employment occur, or in the event of non-renewal of the employment agreement, during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 24 months (provided that medical coverage is only extended to 18 months), and payment of the severance amounts in lump sum is required.

The employment agreement also provides confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition restrictions generally for a period of 12 months from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Innophos has agreed to indemnify Mr. Horenstein against certain liabilities or claims that may arise by reason of his employment by or service to Innophos, including indemnity and expense advancement for expenses or liabilities incurred as a result of any proceeding against him in his capacity as an officer.

Mr. Santangelo

Mr. Santangelo entered into a change in control agreement with the Company, effective April 26, 2017, which was filed as an exhibit to the Company’s Annual Report on Form 10-K. The agreement provides that in the event of a non-cause termination which occurs within the twelve month period following (or within the six month period prior to) a change in control of the Company, Mr. Santangelo shall be entitled to receive severance benefits equal to his annual base salary and short-term bonus amounts (at “target” level) for the twelve months following his termination date, payable in monthly installments or a lump sum, as applicable. Mr. Santangelo has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information as well as customary non-competition and non-solicitation restrictions which last for the term of his employment and for the 12 month period following her termination.

Ms. Duff

Ms. Duff entered into a change in control agreement with the Company, effective July 15, 2016, which was filed as an exhibit to the Company’s Annual Report on Form 10-K. The agreement provides that in the event of a non-cause termination which occurs within the twelve month period following (or within the six month period prior to) a change in control of the Company, Ms. Duff shall be entitled to receive severance benefits equal to her annual base salary and short-term bonus amounts (at “target” level) for the twelve months following her termination date, payable in monthly installments or a lump sum, as applicable. Ms. Duff has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information as well as customary non-competition and non-solicitation restrictions which last for the term of her employment and for the 12 month period following her termination.

Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the ratio of the total annual compensation of our CEO, Dr. Mink, to that of the median employee for 2018. Our estimated 2018 CEO to median employee pay ratio is 67:1.

As permitted under the SEC rules, to determine our median employee, we chose “total cash compensation” as our consistently applied compensation measure. Compensation was annualized for any full-time employee who was not employed by us for the full year in 2018. As of our December 31, 2018 determination date, we had a global population of 1,433 employees, excluding the CEO. Using the “De Minimis Exemption” permitted under the SEC rules, 30 employees in Brazil (4), China (24), Germany (1) and the United Kingdom (1) were excluded from the calculation (totaling less than 5% of the global population). From the remaining 1,403 employees, we then selected an employee with total cash compensation at the median.

After identifying the median employee based on total cash compensation, we calculated total annual compensation for such employee using the same methodology we use for our Named Executives as set forth in the 2018 Summary Compensation Table in this Proxy Statement. Using this methodology, the total annual compensation of the median employee was $49,944, the total annual compensation of our CEO was $3,353,967, and accordingly, our 2018 CEO to median employee pay ratio is 67:1.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s common stock as of March 19, 2019:

	Common Stock Beneficially Owned at March 19, 2019 (1)
Principal Stockholders	Number of Shares	Percentage of Class
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	2,932,174	15.0%
Dimensional Fund Advisors LP (3) Building One, 6300 Bee Cave Road Austin, Texas, 78746	1,084,227	5.5%
The Vanguard Group (4) 100 Vanguard Boulevard Malvern, PA 19355	1,997,749	10.2%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of March 19, 2019) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. As of March 19, 2019, there were 19,612,163 shares of common stock outstanding.

(2)

According to a Schedule 13G/A filed January 28, 2019 by BlackRock, Inc., a Delaware corporation, the reporting person may be deemed to beneficially own 2,932,174 shares of our common stock (2,867,306 through sole voting power and 2,932,174 through sole dispositive power).

(3)

According to a Schedule 13G/A filed on February 8, 2019 by Dimensional Fund Advisors LP, a Delaware limited partnership, the reporting persona may be deemed to beneficially own 1,084,227 shares of our common stock (1,015,403 through sole voting power and 1,084,227 through sole dispositive power).

(4)

According to a Schedule 13G/A filed on February 11, 2019 by The Vanguard Group, a Pennsylvania corporation, the reporting person may be deemed to beneficially own 1,997,749 shares of our common stock (22,387 through sole voting power, 3,200 through shared voting power, 1,974,437 through sole dispositive power and 23,312 through shared dispositive power).

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of common stock beneficially owned as of March 19, 2019 by each current director and nominee, by each Named Executive, and by all current directors, nominees and current executive officers as a group. Unless otherwise noted, the owner exercises sole voting and dispositive power over his or her shares.

	Common Stock Beneficially Owned at March 19, 2019(1)
Name	Number of Shares		Percentage of Class
Kim Ann Mink	263,787	(2)	*
Han Kieftenbeld**	65,410	(3)	*
Joshua Horenstein	30,187	(4)	*
Mark Santangelo	7,761	(5)	*
Sherry Duff	10,092	(6)	*
Gary Cappeline	24,914		*
Jane Hilk	—		—
Linda Myrick	25,096		*
Karen Osar	22,679		*
John Steitz	27,602		*
Peter Thomas	6,295		*
Robert Zatta	10,295		*
Directors/nominees and current executive officers, as a group (14 persons)	486,915	(7)	2.5%

*	Represents less than 1%
**

No longer an officer or director of Innophos. The holdings reported are based on information known by Innophos with respect to the securities held by the individual as of the date of the individual’s separation from Innophos, including the exercise of any options that were held by such individual as of such date and any unexercised options held by such individual which are exercisable within 60 days of March 19, 2019.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days (of March 19, 2019) are deemed outstanding. Shares of common stock subject to stock options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. As of March 19, 2019, there were 19,612,163 shares of common stock outstanding.

(2)	Includes options entitling the holder to purchase 189,614 shares of common stock within 60 days of March 19, 2019.
(3)	Includes options entitling the holder to purchase 53,659 shares of common stock within 60 days of March 19, 2019.
(4)	Includes options entitling the holder to purchase 21,888 shares of common stock within 60 days of March 19, 2019.
(5)	Includes options entitling the holder to purchase 3,599 shares of common stock within 60 days of March 19, 2019.
(6)	Includes options entitling the holder to purchase 6,412 shares of common stock within 60 days of March 19, 2019.
(7)	Includes options entitling the holders to purchase 258,060 shares of common stock within 60 days of March 19, 2019.

By Order of the Board of Directors,

/s/ Joshua Horenstein
Joshua Horenstein
Corporate Secretary

April 8, 2019

INNOPHOS HOLDINGS, INC.     Shareowner Services P.O. Box 64945, St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below:    TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. If you vote by Telephone or Internet, please do not mail your Proxy Card. This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below. The Board of Directors recommends a Vote FOR Proposals 1, 2 and 3. 1. Election of directors: FORAGAINSTABSTAIN 01  Gary Cappeline 02  Jane Hilk 03  Kim Ann Mink 04  Linda Myrick 05  Karen Osar 06  John Steitz 07  Peter Thomas 08  Robert Zatta 2.Ratification of the selection of independent registered public accounting firm for 2019. 3. Advisory vote to approve the compensation of the Named Executives. Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below For AgainstAbstain ForAgainstAbstain Date Signature(s) in Box Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.

INNOPHOS HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 14, 2019 9:00 a.m. E.D.T. Crowne Plaza Hotel 900 Scudders Mill Road Plainsboro Township, NJ 08536 Proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2019. This proxy will be voted as specified by the stockholder. If you return a signed proxy card and no specification is made, all shares of stock covered by this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and for Items 2 and 3 as set forth in the Proxy Statement. The stockholder represented herein appoints Joshua Horenstein, Michael Lestino and Mark Feuerbach, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Crowne Plaza Hotel, located at 900 Scudders Mill Road, Plainsboro Township, NJ 08536, on May 14, 2019, at 9:00 a.m. E.D.T. and at any adjournment or postponement thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting. Your vote is important! Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage- paid envelope. If you attend the meeting, you may revoke your proxy and vote in person. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2019: The proxy statement and the annual report to security holders are available at www.proxypush.com/iphs. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE www.proxypush.com/iphs PHONE 1-866-883-3382 MAIL     Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 13, 2019. Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 13, 2019. Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.